As filed with the Securities and Exchange Commission on August, 2005.


                             Registration No. 333-125736

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          AMERICAN PALLET LEASING, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          Delaware                          2141                    33-0889194
(State or other jurisdiction of   (Primary Standard Industrial    (IRS Employer
  corporation or organization)     Classification Code Number)    Identification
                                                                      Number)
                       425 Second Avenue, S.E., Suite 600
                            Cedar Rapids, Iowa 52401
   (Address and telephone number of registrant's principal executive offices)


                                  Tim Bumgarner
                      President and Chief Executive Officer
                       425 Second Avenue, S.E., Suite 600
                            Cedar Rapids, Iowa 52401
                               Ph.: (319) 247-2754
                               Fax: (319) 247-2757
            (Name, address and telephone number of agent for service)

                         Copy of all communications to:
                              David Danovitch, Esq.
                             Peter J. Gennuso, Esq.
                               Gersten Savage, LLP
                              600 Lexington Avenue
                               New York, NY 10022
                               Ph. (212) 752-9700
                               Fax: (212) 980-5192


Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE


                                               Proposed
 Title of Each        Amount                    Maximum
   Class of           to Be                  Aggregate Fee     Proposed Maximum
 Securities to      Registered    Offering      Offering           Amount of
 Be Registered        (1)(2)      Price(3)      Price(3)        Registration Fee
--------------------------------------------------------------------------------
Common Stock,        26,881,720     $0.14     $3,763,440.80         $442.96
$0.001 par value(4)
--------------------------------------------------------------------------------
     Previously Paid                                                $ 31.15
     Amount Owed                                                    $411.81

(1) Represents shares of common stock issuable under a private equity credit agreement.

(2) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, the selling securityholders are registering for resale shares of common stock upon the exercise of an outstanding seven-year warrant.



(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for the Registrant's common stock as reported on the Nasdaq OTC Bulletin Board on August 1, 2005.

(4) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of (i) the offering price of securities of the same class included in this registration statement, or (ii) the price of securities of the same class, as determined pursuant to Rule 457(c).



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
  The information in this prospectus is not complete and may be changed. The Selling Securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.
  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

PROSPECTUS


                   Subject to completion, dated August 5, 2005


                                26,881,720 SHARES

                          AMERICAN PALLET LEASING, INC.
                                  COMMON STOCK


This prospectus relates to the resale by Brittany Capital Management Limited, a Bahamian corporation (the "Brittany" or "Selling Securityholder") of up to 26,881,720 shares of common stock issuable to Brittany pursuant to a Private Equity Credit Agreement (the "Equity Agreement"). All of the shares, when sold, will be sold by the Selling Securityholder. The Selling Securityholder may sell its common stock from time to time at prevailing market prices. We expect to receive cash proceeds from any "puts" to Brittany pursuant to the Equity Agreement. We will not receive any proceeds from the sale of the shares of common stock by the Selling Securityholder.

Our common stock is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "APLS.OB." On August 1, 2005, the closing price as reported was $0.14.


The Selling Securityholder, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The Selling Securityholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


                 The date of this prospectus is August __, 2005

                                TABLE OF CONTENTS

Prospectus Summary                                                             1
The Offering                                                                   3
Summary Historical Financial Information                                       4
Risk Factors                                                                   5
Use of Proceeds                                                               10
Nature of Trading Market                                                      11
Dividend Policy                                                               11
Capitalization                                                                11
Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                                    13
Business                                                                      15
Legal Proceedings                                                             19
Management                                                                    20
Executive Compensation                                                        24
Security Ownership of Certain Beneficial Owners and Management                25
Certain Relationships and Related Transactions                                26
Description of Securities                                                     27
Shares Eligible for Resale                                                    27
Selling Securityholder                                                        28
Plan of Distribution                                                          31
Registration Obligations                                                      32
Legal Matters                                                                 33
Experts                                                                       33
Where You Can Find Additional Information                                     33
Financial Statements                                                         F-1

                               PROSPECTUS SUMMARY


This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes. In this prospectus, "we", "us", "our", and "APL" refer to American Pallet Leasing, Inc. and its wholly-owned subsidiary G&G/Cherokee Wood, Inc.


We were incorporated under the laws of the State of Delaware on April 21, 1997. Prior to the reverse acquisition described below, our corporate name was Literary Playpen, Inc. Since inception, we have not generated significant revenues and are considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. We are seeking business opportunities or potential business acquisitions.

On September 22, 2004, we completed the acquisition of American Pallet Leasing, Inc., an Iowa corporation ("APL-Iowa"), pursuant to which we acquired all of the outstanding common shares of APL-Iowa in exchange for a controlling block of our common shares (the "Reorganization").

Pursuant to a Securities Purchase Agreement and Plan of Reorganization ("Purchase Agreement"), we issued a total of 5,758,091 shares of our common stock in exchange for all APL-Iowa common shares. We issued the shares pursuant to Rule 506 under the Securities Act of 1933. Prior to the closing, Tim Bumgarner, the Chairman and Chief Executive Officer of APL-Iowa purchased 4,299,500 outstanding restricted shares of our common stock held by certain of our former affiliates, including our pre-Reorganization officers, directors and 10% shareholders. At the same time, Mr. Bumgarner cancelled 9,458,900 of his common shares of APL-Iowa, so that after giving effect to the Reorganization and Mr. Bumgarner's private purchase, Mr. Bumgarner's percentage interest in our common shares held by all APL-Iowa shareholders as a group is the same as his percentage interest in APL-Iowa prior to the Reorganization.

The Purchase Agreement also provided that our pre-reorganization officers and directors would resign as the sole officers and directors effective as of the closing and be replaced by officers and directors of APL-Iowa. In connection with the Reorganization, our board of directors and shareholders have approved a change in our corporate name to "American Pallet Leasing, Inc.", effective as of November 24, 2004.


Our goal is to become a vertically integrated manufacturer and logistical supplier of pallets. We are engaged in an acquisition roll-up of strategically located wood pallet manufacturers and saw mills. Our goal is to create a "closed loop distribution system" that will transform the $1.6 billion-per-year pallet industry from a commodity business into a logistics management service business that will supply and manage the pallet requirements of manufacturers and distributors. We are currently finalizing the purchase of one saw mill and intend to acquire other saw mills as a means of sourcing cheap lumber for our wood pallet manufacturing operations. We also hold patents on proprietary galvanized steel pallets and intend to commence the manufacture of patented steel pallets subject to the receipt of additional capital. We intend to enter into management and logistics contracts with manufacturers and distributors pursuant to which we will supply and manage all of the customer's pallet needs. We are in negotiations to procure our initial management and logistics contracts.

We commenced revenue producing operations in September 2004 and all revenue to date has been derived from the sawmill operations. We intend to enter into management and logistics contracts with manufacturers and distributors pursuant to which we will supply and manage all of the customers' pallet needs. On June 9, 2005, we filed a Current Report on Form 8-K to announce a temporary shut-down of our G&G/Cherokee Wood Sawmill plant. To date we have not resumed operations.

We are in negotiations to procure our initial management and logistics contract, but do not expect to commence pallet supply and management services until at least June 2006.

In August 2004, we acquired our initial operating business, G&G/Cherokee Wood, Inc. ("G&G/Cherokee"), a saw mill in Blacksburg, South Carolina. We acquired all of the assets of G&G/Cherokee in consideration of $550,000 and an unsecured promissory note in the original principal amount of $2.75 million, for a total purchase price of $3.3 million. For the year ended December 31, 2003, G&G/Cherokee had revenues of $5,500,884 and net income of $127,726. For the seven months ended July 31, 2004, G&G/Cherokee had revenues of $3,121,586 and a net income of $197,096. These figures are unaudited and therefore subject to year-end audit adjustments. The Blacksburg, South Carolina facility is deemed to be a qualified census tract by the U.S. government which makes it eligible for New Markets Tax Credits. Accordingly, the program provides a federal tax credit equal to thirty-nine percent (39%) of an investment made through a Community Development Entity to a project in a qualified census tract. The qualifying investment for this facility is $10 million. On June 9, 2006, we announced a temporary shut down of our G&G/Cherokee sawmill. To date we have not resumed operations.

In November 2004, we commenced construction on a wood and steel pallet production facility in Rock Valley, Iowa. The site is intended to serve the home of our Midwest Regional Headquarters. To facilitate this transaction, the Rock Valley Economic Development Corporation granted us approximately 12 acres of land for purposes of development with an estimated value of over $700,000. We have also been approved for construction and operating capital in the aggregate amount of $600,000 in the form of grants, rebates and low interest loans from state, county, and city programs.

We have financed our activities to date through the sale of our securities. Since our inception in June 2003, we conducted the private placement sale of our debt and equity securities for the approximate gross proceeds of $2,455,500. In addition to the grants indicated above from Iowa, we have obtained commitments for U.S. Treasury tax credits in the amount of $20 million for future development in South Carolina.



As of December 31, 2004, we had a working capital deficit of $2,992,275. Over the next 12 months, in addition to the Rock Valley, Iowa facility described above, we will seek to close on a contract to purchase a saw mill and pallet manufacturing facility in Nebraska and expand our plant in South Carolina. We believe that we will need at least an additional $5,000,000 of working capital to fund these two projects as well as our capital requirements for future acquisitions that have not been identified and, if necessary, to finance future losses from operations as we endeavor to build revenue and reach a profitable level of operations. We plan to obtain the additional working capital through the private placement sale of our equity securities and state, county and local economic loans and grants. However, as of the date of this report, we have no commitments for the sale of our securities nor can there be any assurance that such funds will be available on commercially reasonable terms, if at all. Should we be unable to raise the required funds, our ability to finance our continued growth will be materially adversely affected.

                                  THE OFFERING

Shares Outstanding
Prior to Offering           19,953,742 shares of common stock, $0.001 par value.


Common Stock
Offered by Selling
Securityholder              Up to an aggregate of 26,881,720

Use of Proceeds             We will not receive any proceeds from the sale by
                            the Selling Securityholder of shares in this offering. However, we will receive cash proceeds upon exercise of any "puts" pursuant to the Equity
                            Agreement. The proceeds from our exercise of the "puts" will be used for working capital and general corporate purposes. See "Use of Proceeds."


Risk Factors                An investment in our common stock involves a high
                            degree of risk and could result in a loss of your entire investment.

OTC Symbol                  APLS.OB


Executive Offices           Our executive offices are located at 425 Second
                            Avenue, S.E., Suite 600, Cedar Rapids, Iowa 52401, phone (319) 347-2754 and our website is: www.
                            americanpalletleasing.com. The information on our website is not part of this prospectus.


------------------------

Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.


You should rely only on the information contained in this prospectus. We have not, and the selling securityholder has not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling securityholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents summarized financial information from Inception through June 30, 2004 and for the quarter ended March 31, 2005. The Company changed its fiscal year from December 31 to June 30. The information is extracted from the financial statements of American Pallet Leasing, Inc. and its wholly-owned subsidiary G&G/Cherokee Wood, Inc. presented elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             Cumulative During               Year-to-date            Interim Period             From Inception
                             Development Stage       July 1, 2004 Through   January 1, 2005 Through                    Through
                                                           March 31, 2005            March 31, 2005             March 31, 2004
--------------------- ------------------------- -------------------------- ------------------------- -------------------------
Sales                             $  2,418,256               $  2,418,256
Cost of  Sales                       1,941,420                  1,941,420                   918,035                     --
                                --------------             --------------            --------------
Gross Profit                           476,836                    476,836                   116,038
                                --------------             --------------            --------------

Total other
   income(expense)                    (80,771)                    85,683                    83,929                 (118,666)
Net Loss                           (1,416,819)                  (907,107)                 (128,423)                 (221,931)

SUMMARY BALANCE SHEET DATA

                                                        June 30, 2004                        March 31, 2005
                                                      ----------------                       --------------



 Total Assets                                              $362,543                            $4,339,765



 Total Liabilities                                          324,355                             3,426,818
                                                     ----------------                        --------------

 Stockholders' Equity (Deficiency)                          (38,188)                              912,947
                                                     ================                        ==============

                                  RISK FACTORS


You should carefully consider the risks described below before buying shares of our common stock in this offering. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses and limited revenues to date.


                          RISKS RELATED TO OUR COMPANY


OUR CURRENT WORKING CAPITAL WILL NOT BE ENOUGH TO SUSTAIN OUR OPERATIONS, AND IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE WILL NOT BE ABLE TO CONTINUE TO FUND OUR CURRENT AND PLANNED OPERATIONS.

As of December 31, 2004, we had total current assets of $343,748 and working capital deficit of $2,992,275. Since then our working capital has decreased due to continuing losses from operations. As of March 31, 2005, we had total of $256,044 and working capital deficit of $3,170,774. We believe that we require a minimum of $5,000,000 in order to fund our entire planned operations over the next 12 months. To that end, we intend to acquire additional capital through the private placement sale of our securities and borrowing from various lending facilities. However, there are no commitments or agreements on the part of anyone to purchase our securities. We are seeking to finalize the refinancing of the sawmill facility in South Carolina and have reported the $100,000 six-year 4% loan from the Northwest Iowa Planning and Development Commission.



WE ARE A DEVELOPMENT STAGE COMPANY AND CANNOT ASSURE YOU THAT OUR BUSINESS STRATEGIES WILL BE SUCCESSFUL.

Our present business was founded in June 2003 and we began our current revenue producing operations in September 2004 upon the consummation of our reorganization. We are a development stage company and we have no significant operating history. We expect that unanticipated expenses, operational and financial problems, and technical difficulties may occur, which may result in material delays both in the development of our pallet manufacturing business and in offering our closed loop distribution system to the pallet market. We expect to continue to incur operating losses until such time as we can derive meaningful revenues from our pallet manufacturing and management operations. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

OUR BUSINESS MODEL IS NEW AND HAS NOT BEEN PROVEN BY US OR ANYONE ELSE AND WE CANNOT ASSURE YOU OF ITS SUCCESS.

The $1.6 billion per year pallet industry is currently structured as a commodity business. Through our business model, we are seeking to transform this industry into a logistics management service business through our "closed loop distribution system" that will supply and manage the pallet requirements of manufacturers and distributors. We have not commenced providing pallet management operations and, to our knowledge, no other business has engaged in operations primarily devoted offering general pallet logistics management. While we believe that the uniqueness of our business model offers certain potential advantages, that same uniqueness also offers potential risks associated with the development of a business model that is untried and unproven. Therefore, we cannot assure you that the implementation of our business model will be successful.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS. WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO OBTAIN ADDITIONAL CAPITAL.

We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. We raised gross proceeds of up to $250,000 in April 2005, through the sale of a secured convertible note bearing interest at the rate of eight percent (8%) per annum and common stock purchase warrant issued to Selling Securityholder. We may also receive additional proceeds of up to $5.0 million through the sale of our common stock to the Selling Securityholder pursuant to a Private Equity Credit Agreement. We may not be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

OUR MANAGEMENT TEAM HAS LIMITED SALES AND MARKETING EXPERIENCE AND MAY NOT BE SUCCESSFUL IN SELLING OUR PRODUCTS.

We have limited experience in the areas of sales, marketing and distribution, and will need to develop a sales distribution network with sufficient personnel. We may not be able to develop an adequate sales distribution network. Additionally, there is no assurance that the sales distribution network, if established, will be cost-effective or that our products will realize market acceptance. There can be no assurance that we will be successful in marketing or selling our products.

WE MAY BE UNABLE TO FINALIZE THE REFINANCING OF OUR SAWMILL FACILITY IN BLACKSBURG, SOUTH CAROLINA

The Blacksburg, South Carolina Sawmill assets were purchased in August 2004 and were placed in operation by us in September 2004. The terms of the acquisition included a cash payment of $550,000 and an unsecured promissory note in the amount of $2,750,000, for a total purchase price of $3,300,000. These assets remain encumbered by the previous owner's lender for an outstanding loan balance in the amount of $1,500,531 as of June 30, 2005. Although we are seeking to refinance the loan balance and/or pay it off completely, we cannot assure you that we will be successful in doing so, which may significantly affect our operations.


                          RISKS RELATED TO OUR BUSINESS


WE COMPETE IN A HIGHLY COMPETITIVE MARKET WITH LOW BARRIERS TO ENTRY AND EXISTING OR FUTURE COMPETITORS MAY HAVE GREATER RESOURCES THAN US.


The markets for the types of products to be produced by us are established and competitive. Several of our competitors or potential competitors have longer operating histories, greater name recognition, longer client relationships and significantly greater financial, management, technology, development, sales, marketing and other resources than the Company. Should our steel pallets, to which there is, at present, no competitor, be received favorably, we expect competition to persist, intensify and increase in the future. Such competition could materially adversely affect our business, operating results or financial condition. Our current and potential competitors include various steel, wood and plastic pallets of differing quality, options and pricing than APL.


There are relatively low barriers to entry into our business. While we are unaware of any of our potential competitors having begun to develop, test or produce products similar to those to be produced by us, we believe that similar products could be introduced by such competitors in a relatively short period of time. Existing or future competitors may develop or offer products that provide significant performance, price or technological advantages over those to be offered by us. Any increase in competition may affect our ability to become profitable.

WE NEED TO RETAIN KEY MANAGEMENT PERSONNEL AND HIRE ADDITIONAL QUALIFIED PERSONNEL. IF WE CANNOT RETAIN QUALIFIED MANAGEMENT PERSONNEL, WE MAY NOT BE ABLE TO HIRE SUITABLE REPLACEMENTS WHICH COULD ADVERSELY AFFECT US.


We anticipate that in order to successfully implement our business strategy, we will be required to recruit and hire sales and other personnel. Failure to attract and retain additional qualified sales and other personnel, including management personnel who will train and integrate our new employees, in addition to their role in continuing to manage our growth strategy, could adversely affect us. The loss of services by any of our key management personnel or executive officers could materially and adversely affect our business and our future prospects. We have entered into an employment agreement with Byron Hudson, our Chief Financial Officer. The loss of either Mr. Hudson or Mr. Bumgarner, our President and Chief Executive Officer could adversely affect our business, operating results and financial condition.


WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD ALLOW COMPETITORS TO DUPLICATE OUR STEEL PALLETS AND REDUCE ANY COMPETITIVE ADVANTAGE WE MIGHT HAVE AS A RESULT OF OUR PATENTS.


We hold two patents for our galvanized steel pallet. We may not be able to protect and enforce our intellectual property rights, which would allow competitors to duplicate our steel pallets and reduce any competitive advantage we might have as a result of our patents. These patents, however, may not meaningfully protect our operations from competitiors.


                    RISKS RELATED TO HOLDING OUR SECURITIES

OUR SECURITIES PURCHASE AGREEMENT AND PRIVATE EQUITY CREDIT AGREEMENT WITH THE SELLING SECURITYHOLDER AND THE ISSUANCE OF SHARES TO THE SELLING SECURITYHOLDER THEREUNDER MAY CAUSE SIGNIFICANT DILUTION TO OUR STOCKHOLDERS AND HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.


Assuming all of the 26,881,720 shares of common stock we are offering under this prospectus are sold, the number of our publicly traded shares will increase significantly, which could depress the market of our common stock. Moreover, as all the shares we sell to the selling securityholder will be available for immediate resale, the mere prospect of our sales under the securities purchase agreement could depress the market price for our common stock. The issuance of shares to the selling securityholder will dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.


The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

BRITTANY CAPITAL MANAGEMENT LIMITED WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCKWHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.


For each share of common stock purchased under the Equity Agreement, Brittany will pay us 93% of the three lowest closing bid prices during the valuation period of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 trading days immediately following the notice date. Brittany has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Brittany sells our shares, the price of our common stock may decrease. If our stock price decreases, Brittany may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

EXISTING SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE EQUITY AGREEMENT

The sale of our common stock to Brittany in accordance with the Equity Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Brittany in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution. At August 1, 2005, our common stock was $.14 per share. Assuming a 25%, 50% and 75% decreases in price of our common stock, we will be required to issue to Brittany under the Equity Agreement up to 55,555,555, 83,333,333 and 125,000,000 shares, respectively.

WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES

Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditor has indicated that in its report on our 2004 financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

WE HAVE THE RIGHT TO ISSUE UP TO 10,000,000 SHARES OF "BLANK CHECK" PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.


The rights of preferred stockholders generally take precedence over the rights of common stockholders. We currently have no preferred stock issued and outstanding. Future preferred stockholders could delay, defer or prevent a change of control of our company, which change of control you may have been in favor of or may have been in your best interests. Our board of directors will also be free to accord any preferred stockholders preferential treatment on matters such as distributions, liquidation preferences and voting, among others.

WE DO NOT HAVE AN ACTIVE TRADING MARKET FOR OUR STOCK WHICH MAY MAKE IT DIFFICULT TO VALUE OUR STOCK.

Our common shares are traded on the OTC Bulletin Board under the symbol "APLS." On August 1, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $0.14 per share. However, we consider our common stock to be "thinly traded" and any last reported sale prices may not be a true market-based valuation of the common stock.


THE SO-CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN OUR COMMON STOCK, MAKING THE MARKET FOR OUR COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.


Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:


   o  make a special suitability determination for purchasers of our shares;

   o receive the purchaser's written consent to the transaction prior to the purchase; and

   o deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.


Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.


OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

   o  variations in our quarterly operating results;

   o  our ability to complete the research and development of our technologies;

   o  the development of a market in general for our products;

   o  changes in market valuations of similar companies;

   o announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

   o  loss of a major customer or failure to complete significant transactions;

   o  additions or departures of key personnel; and

   o  fluctuations in stock market price and volume.


Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board or OTC-BB in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.




MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.


Assuming the Registration Statement of which this prospectus is a part is declared effective and all the 26,881,720 shares underlying the Equity Agreement are registered herein, we would have 26,881,720 shares that are freely tradable without the requirement of registration under the Securities Act. 17,097,016 shares of our common stock are "restricted securities" as defined under Rule 144 of the Securities Act. Of these shares, 12,868,820 are owned by our officers, directors or other "affiliates." Further, we are obligated to issue 500,000 shares of our restricted common stock to COPS Worldwide, Inc., representing 227,723 shares issued in connection with an introduction made to us and 272,277 shares issued in lieu of cash payments owed to COPS. These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144. Restricted securities may only be publicly sold pursuant to a registration under the Securities Act, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities

Act. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates' shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.



SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors such as:

   o  continued development of our technology;

   o  dependence on key personnel;

   o  competitive factors;

   o  the operation of our business; and

   o  general economic conditions.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


You should rely only on the information contained in this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Securityholder of shares in this offering, however, we may receive up to $75,000.75 if all of the Warrants are exercised. We intend to use such proceeds for working capital and general corporate purposes. However, we may not receive any proceeds if the Selling Securityholder elects to utilize the cashless exercise provision contained in the Warrant. Further, to the extent that any of our obligations under the Notes issued to the selling securityholders are converted into, or paid in the form of, shares of our common stock, we will be relieved of such obligations to the extent of such conversion or payment.

                            NATURE OF TRADING MARKET

Our shares of common stock are quoted on the NASD's OTC Bulletin Board under the symbol "APLS.OB." Our shares of common stock began trading in December 2004 upon consummation of our reorganization. Listed below are the high and low bid prices for the shares of our common stock during the nine months ended March 31, 2005 through June 1, 2005. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

                                                          Common Stock
                                                          ------------
                                                     Low Bid        High Bid
--------------------------------------------------------------------------------
Third Quarter (March 31, 2005)                        $0.66           $1.01


Fourth Quarter through June 31, 2005                  $0.43           $1.01


--------------------------------------------------------------------------------


On August 1, 2005, there were approximately 131 holders of record of our 19,953,742 shares of common stock issued and outstanding.

On August 1, 2005, the last sale price of the shares of our common stock as reported on the OTC Bulletin Board was $0.14.


                                 DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

                                 CAPITALIZATION


The following table sets forth the capitalization of the company as of March 30, 2005.

      Current Liabilities                                    $ 3,426,818
                                                             -----------

      Capital Stock

      Additional Paid-In Capital                               2,310,516

      Accumulated Deficit                                     (1,416,819)
                                                             -----------

      Total Stockholders' Equity                             $   912,947
                                                             -----------

      Total Capitalization                                   $ 5,233,462
                                                             ===========

TRANSACTION WITH BRITTANY CAPITAL MANAGEMENT LIMITED


On April 28, 2005, we entered into a Private Equity Credit Agreement ("Equity Agreement") with Brittany Capital Management Limited ("Brittany"). Pursuant to the Equity Agreement, we may, at our discretion, periodically sell to Brittany shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Equity Agreement, Brittany will pay us 93 % of the three lowest closing bid prices during the valuation period of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 trading days immediately following the notice date. Brittany's obligation to purchase shares of our common stock under the Equity Agreement is subject to certain conditions, including the Company's obtaining an effective registration statement for shares of common stock sold under the Equity Agreement and, among other things, is limited to purchases that will not result in Brittany's owning more than 4.99% of our outstanding common stock. The terms of the Equity Agreement also prevent us from entering into a similar financing arrangement with any third-party for the term of the Equity Agreement, which is three years. We are also obliged to sell to Brittany at least $1.0 million of our common stock under the Equity Agreement. In connection with the Equity Agreement, we have entered into a Registration Rights Agreement with Brittany whereby we have agreed to register an amount of our common stock on behalf of Brittany equal to no less than 300% of the minimum commitment amount of $1.0 million ("Minimum Commitment Amount").

Moreover, in the event that we notify Brittany in writing of the existence of a "potential material event" ("Blackout Notice"), Brittany shall not offer or sell any of its securities covered by this registration statement, or engage in any other transaction involving or relating to such securities, from the time of the giving of notice with respect to a "potential material event" until Brittany receives written notice from us that such "potential material event" either has been disclosed to the public or no longer constitutes a "potential material event"; provided that (a) we may not so suspend the right to such holders of such securities for more than two ten (10) day periods in the aggregate during any 12-month period ("Blackout Period") with at least a ten (10) Business Day interval between such period, during the periods the registration statement is required to be in effect, or (b) that if such Blackout Period exceeds the permitted ten (10) day periods, the Company shall pay damages of 2% of the cost of all common stock then held by Brittany for each fifteen (15) day period or portion thereof, beginning on the date of the suspension.

On April 28, 2005, we also entered into a Securities Purchase Agreement ("Purchase Agreement") with Brittany whereby Brittany purchased an eight percent (8%) convertible promissory note in the principal face amount of $250,000 (the "Note"). The Note is secured by the pledge of 600,000 shares of our common stock owned by our President and CEO, and is due on September 27, 2005. The note is convertible at maturity at the holder's option for all or a portion of the principal amount of the note plus accrued interest into shares of common stock at a conversion price for each share of common stock equal to the Current Market Price multiplied by eighty five percent (85%). "Current Market Price" means the average of the three (3) lowest closing bid prices for the Common Stock as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market, for the ten (10) trading days ending on the trading day immediately before the relevant conversion date. In addition, the Company granted Brittany a warrant to acquire 115,385 shares of Common Stock at an exercise price of $0.65 per share. The warrant is exercisable at any time on or after April 27, 2005 until April 27, 2010, and allows for cashless exercise and provides for certain adjustments in the event we issue shares of our common stock. In connection with the Purchase Agreement, we originally granted certain registration rights to Brittany in connection with the shares into which the note may be converted as well as in respect of shares that may be issued in respect of the warrants. On July 19, 2005, we entered into an agreement with Brittany whereby Brittany agreed to allow us to register only the shares under the Equity Agreement on the condition that we repay all principal and interest owing under the Note on the Maturity Date. Additionally, Tim Bumgarner, our President and Chief Executive Officer, has pledged pursuant to a stock pledge agreement, 600,000 shares of his common stock to secure all obligations owing under the Note under a limited recourse guarantee and has agreed under the July 19, 2005 agreement with Brittany to provide additional personal shares as collateral, if necessary.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus. Our independent auditors have expressed in their audit opinion dated September 27, 2004 (except for Note 9, as to which the date is July 15, 2005) that there is substantial doubt that we can continue as a going concern unless we can further implement our business plan, raise capital and generate revenues.

This filing contains forward-looking statements. The words "anticipated," "believe," "expect," "plan," "intend," "seek," "estimate," "project," "will," "could," "may," and similar expression are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW


REORGANIZATION WITH LITERARY PLAYPEN

      We were incorporated under the laws of the State of Delaware on April 21, 1997. Prior to the reverse acquisition described below, our corporate name was Literary Playpen, Inc. Since inception, we had not generated significant revenues and were considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. We were seeking business opportunities or potential business acquisitions.

      On September 22, 2004, we completed the acquisition of American Pallet Leasing, Inc., an Iowa corporation ("APL-Iowa"), pursuant to which we acquired all of the outstanding common shares of APL-Iowa in exchange for a controlling block of our common shares (the "Reorganization").

      Pursuant to a Securities Purchase Agreement and Plan of Reorganization ("Purchase Agreement"), we issued a total of 5,758,091 shares of our common stock in exchange for all APL-Iowa common shares. We issued the shares pursuant to Rule 506 under the Securities Act of 1933. Prior to the closing, Tim Bumgarner, the Chairman, President and Chief Executive Officer of APL-Iowa purchased 4,299,500 outstanding restricted shares of our common stock held by certain of our former affiliates, including our pre-Reorganization officers, directors and 10% shareholders. At the same time, Mr. Bumgarner cancelled 9,458,900 of his common shares of APL-Iowa, so that after giving effect to the Reorganization and Mr. Bumgarner's private purchase, Mr. Bumgarner's percentage interest in our common shares held by all APL-Iowa shareholders as a group is the same as his percentage interest in APL-Iowa prior to the Reorganization.

      The Purchase Agreement also provided that our pre-reorganization officers and directors, Michael Morrison and Jesse Sackman, would resign as the sole officers and directors effective as of the closing and be replaced by Tim Bumgarner, Jim Crigler and Robert Vinson as directors of our company. In addition, Mr. Bumgarner was appointed to serve as our Chairman of the Board, Chief Executive Officer, and President and Byron Hudson was appointed to serve as our Chief Financial Officer.

      In connection with the Reorganization, our board of directors and shareholders have approved a change in our corporate name to "American Pallet Leasing, Inc.", effective as of November 24, 2004.



      In August 2004, we acquired our initial operating business, G&G/Cherokee Wood, Inc. ("G&G/Cherokee"), a saw mill in Blacksburg, South Carolina. We acquired all of the common shares of G&G/Cherokee in consideration of $550,000 and an unsecured promissory note in the original principal amount of $2.75 million, for a total purchase price of $3.3 million. For the year ended December 31, 2003 G&G/Cherokee had revenues of $5,500,884 and net income of $127,726. For the seven months ended July 31, 2004, G&G/Cherokee had revenues of $3,121,586 and a net income of $197,096. These figures are unaudited and therefore subject to year-end audit adjustments.

PLAN OF OPERATION

We commenced revenue production in September 2004 with the acquisition of the saw mill in Blacksburg, South Carolina. For the first full quarter of saw mill operations (ended December 31, 2004) the saw mill operated at almost a break-even level generating $250,200 in gross profit and $250,249 of plant expenses. For the period ending March 31, 2005, the saw mill incurred a loss of $97,633 due to numerous temporary plant shut-downs caused by equipment failures and additional repair and maintenance expenses necessary to correct the problems causing the shut downs. During April and May of 2005, the plan experienced additional periods requiring operational shut-downs and on June 9, 2005, the Company reported that a shutdown of its saw mill facility in Blacksburg, South Carolina, will accelerate a planned overhaul of the same unit, originally scheduled for later this year and convert production from pine to more profitable hardwood. As of the filing of this registration statement, we still have not resumed operations at this facility.

      After extensive evaluation of the potential profitability of the facility, coupled with the operating losses that we have incurred to date, we have decided to either renegotiate the purchase price of the saw mill assets or terminate the contract and abandon the facility and concentrate on pallet production in other locations.

      In addition to the operation losses indicated above, the Company has incurred significant overhead expenses, typical of a start-up public entity, consisting of consulting expenses, organizational costs, and office expenses resulting net losses amounting to $907,107 for the nine months ending March 31, 2005.

      The Company is negotiating the purchase of a small saw mill facility in Brandon, Iowa consisting of land, building, and certain equipment items for a total purchase price of $120,000 to be paid at a rate of $5,000 per month for two years. Our expectation is that this facility, through the use of so-called "speed builders," will be able to produce 20,000 pallets per months at a net profit of $60,000 per month. The Company is currently negotiating contracts for such profitable pallet sales. Other similar small facilities are available for acquisition and will allow the Company to expand in a profitable manner.

      The Company is continuing to negotiate on the purchase of a saw mill and pallet manufacturing facility in Nebraska. Although the acquisition cost has not yet been determined, we believe that we will need at least an additional $5,000,000 of working capital to fund the Nebraska acquisition and expand our Blacksburg facility and, if necessary, to finance future losses from operations as we endeavor to build revenue and reach a profitable level of operations.

      We intend to obtain the additional working capital through the private placement of our equity securities and state, county and local economic loans and grants.

      We have entered into an advisory agreement with COPS Worldwide, Inc. to provide general consulting services of which basic financial advisory work is one component. While COPS has made introductions to the Company, it has no active role and will not have an active role in the private sales of securities. We have paid COPS $12,500 for the introduction to Brittany and are obligated to issue $500,000 shares of restricted common stock consisting of 227,723 shares issued in connection with the introduction and 272,277 shares issued in lieu of cash payments owed to COPS for additional advisory work.

      We are also in the process of locating, and entering into a contract for, an adequate supply of appropriate species of wood, raw materials and plastics materials to meet our manufacturing requirements.

CRITICAL ACCOUNTING POLICIES

REVENUE RECOGNITION

      The Company generally recognizes revenue when products are shipped, which is when title and risk of loss pass to the buyer, or when services are performed, and provides for estimated returns and allowances at the time of sale.

      The types of expenses included in the cost of sales line item include inbound freight charges, sawmill labor, purchasing and receiving costs, inspection costs, warehousing costs, forest product taxes, and internal transfer costs. The types of expenses included in the plant expenses line item include supplies, utilities, repair and maintenance, insurance, vehicle expenses, and other expenses relating to the operation of the sawmill.

      Our gross profit margins may not be comparable to those of other entities since some entities include all of the costs related to their distribution network in cost of goods sold and we exclude a portion of them from gross profit margin, including them instead in another line item, such as operating expenses.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents represent cash on hand and in banks.

ACCOUNTS RECEIVABLE

      The Company accounts for bad debts on accounts receivable using the reserve method. Allowances are established based on past bad debt experience, the makeup of the current portfolio and current market conditions. At September 30, 2004 and 2003, there were no allowances recorded.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method for financial reporting purposes over the estimated useful lives of the assets. Useful lives generally range from five to thirty years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the assets.

      Repairs and maintenance costs are expensed, while additions and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts and any gains or losses are reflected in earnings.

      When long-lived asset impairment indicators are present, the Company evaluates impairment of long-lived assets by projecting undiscounted cash flows of the related assets over the remaining estimated useful lives of such assets. If undiscounted cash flow projections are insufficient to recover the carrying value of the long-lived assets under review, impairment is recorded, if any, for the amount by which the carrying value of such assets exceeds their fair values.

INCOME TAXES

      Deferred income taxes recorded using the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established against deferred tax assets based upon whether or not the Company believes such assets are more likely than not to be recovered.

CONCENTRATIONS OF CREDIT RISK

      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of receivables and demand deposits. Demand deposits sometimes exceed the amount of insurance provided by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts. The Company believes they are not exposed to any significant credit risk.

      The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

      The Company grants credit to customers, substantially all of whom are located in east Texas or the western portion of Louisiana, which rely on the construction industry for their ability to repay debt to Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

      The carrying amounts of cash, accounts receivable, other current assets, accounts payable, accrued liabilities, and current portion and non-current portion of notes payable approximate fair value because of the short maturity of those instruments.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME (LOSS) PER SHARE

      The per share computations are based on the weighted average shares outstanding for each period reported for both the basic and fully dilutive loss per share.

REVENUE RECOGNITION POLICY

      The Company generally recognizes revenue when products are shipped, which is when title and risk of loss pass to the buyer, or when services are performed, and provides for estimated returns and allowances at the time of sale.

INCOME TAXES

      The component of deferred tax assets is the result of organizational costs that are capitalized and amortized over 60 months for tax purposes, but are expensed when incurred for book purposes.


RECENT ACCOUNTING PRONOUNCEMENTS:

SFAS No. 149 - Amendment of statement 133 on derivative instruments and hedging activities. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB 133 accounting for derivative instruments and hedging activities.

SFAS No. 150- Accounting for certain financial instruments with characteristics of both liabilities and equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

SFAS No. 151 - "Inventory Costs, an Amendment of ARB No. 43, Chapter 4." SFAS No. 151 retains the general principle of ARB No. 43, Chapter 4, "Inventory Pricing," that inventories are presumed to be stated at cost; however, it amends ARB No. 43 to clarify that abnormal amounts of idle facilities, freight, handling costs and spoilage should be recognized as current period expenses. Also, SFAS No. 151 requires fixed overhead costs be allocated to inventories based on normal production capacity. The guidance in SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS 123 (Revised) - "Share Based Payment," which will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award-the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. SFAS No. 123 (Revised) eliminates the use of APB Opinion No. 25. SFAS No. 123 (Revised) is effective for the first interim or annual reporting period that begins after December 15, 2005. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is encouraged.

SFAS 152 - In December 2004, the FASB issued SFAS No. 152 "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67" ("SFAS 152"). This statement amends FASB Statement No. 66 "Accounting for Sales of Real Estate" to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2 "Accounting for Real Estate Time-Sharing Transactions" ("SOP 04-2"). SFAS 152 also amends FASB Statement No. 67 "Accounting for Costs and Initial Rental Operations of Real Estate Projects" to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions, with the accounting for those operations and costs being subject to the guidance in SOP 04-2. The provisions of SFAS 152 are effective in fiscal years beginning after June 15, 2005.

SFAS 153 - In December 2004, the FASB issued SFAS No. 153 "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29" ("SFAS 153"). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005.

                                    BUSINESS

COMPANY HISTORY

We were incorporated under the laws of the State of Delaware on April 21, 1997. Prior to the reverse acquisition described below, our corporate name was Literary Playpen, Inc. Since inception, we have not generated significant revenues and are considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. We are seeking business opportunities or potential business acquisitions.

On September 22, 2004, we completed the acquisition of American Pallet Leasing, Inc., an Iowa corporation ("APL-Iowa"), pursuant to which we acquired all of the outstanding common shares of APL-Iowa in exchange for a controlling block of our common shares (the "Reorganization").

Pursuant to a Securities Purchase Agreement and Plan of Reorganization ("Purchase Agreement"), we issued a total of 5,758,091 shares of our common stock in exchange for all APL-Iowa common shares. We issued the shares pursuant to Rule 506 under the Securities Act of 1933. Prior to the closing, Tim Bumgarner, the Chairman and Chief Executive Officer of APL-Iowa purchased 4,299,500 outstanding restricted shares of our common stock held by certain of our former affiliates, including our pre-Reorganization officers, directors and 10% shareholders. At the same time, Mr. Bumgarner cancelled 9,458,900 of his common shares of APL-Iowa, so that after giving effect to the Reorganization and Mr. Bumgarner's private purchase, Mr. Bumgarner's percentage interest in our common shares held by all APL-Iowa shareholders as a group is the same as his percentage interest in APL-Iowa prior to the Reorganization.

The Purchase Agreement also provided that our pre-reorganization officers and directors would resign as the sole officers and directors effective as of the closing and be replaced by officers and directors of APL-Iowa. In connection with the Reorganization, our board of directors and shareholders have approved a change in our corporate name to "American Pallet Leasing, Inc.", effective as of November 24, 2004.

COMPANY OVERVIEW


Our goal is to become a vertically integrated manufacturer and logistical supplier of pallets. We are engaged in an acquisition roll-up of strategically located wood pallet manufacturers and saw mills. Our goal is to create a "closed loop distribution system" that will transform the $1.6 billion-per-year pallet industry from a commodity business into a logistics management services business that will supply and manage the pallet requirements of manufacturers and distributors. We currently own one saw mill and intend to acquire other saw mills as a means of sourcing cheap lumber for our wood pallet manufacturing operations. We intend to enter into management and logistics contracts with manufacturers and distributors pursuant to which we will supply and manage all of the customers' pallet needs. We are in negotiations to procure our initial management and logistics contracts.

We hold two patents on proprietary galvanized steel pallets and intend to commence the manufacture of patented steel pallets subject to the receipt of additional capital. These patents have each have a duration of twenty years from filing date of the application, subject to any statutory extensions.

We commenced revenue producing operations in September 2004 and all revenue to date has been derived from the sawmill operations. On June 9, 2005, we announced a temporary shut-down of our sawmill plant. To date, we have not resumed operations. We intend to enter into management and logistics contracts with manufacturers and distributors pursuant to which we will supply and manage all of the customers' pallet needs.



We are in negotiations to procure our initial management and logistics contract, but do not expect to commence pallet supply and management services until at least June 2006.

In August 2004, we acquired our initial operating business, G&G/Cherokee Wood, Inc. ("G&G/Cherokee"), a saw mill in Blacksburg, South Carolina. We acquired all of the common shares of G&G/Cherokee in consideration of $550,000 and an unsecured promissory note in the original principal amount of $2.75 million, for a total purchase price of $3.3 million. For the year ended December 31, 2003, G&G/Cherokee had revenues of $5,500,884 and net income of $127,726. For the seven months ended July 31, 2004, G&G/Cherokee had revenues of $3,121,586 and a net income of $197,096. These figures are unaudited and therefore subject to year-end audit adjustments. On June 9, 2005, we announced the temporary shutdown of this facility. To date, we have not resumed operations.



In November 2004, we commenced construction on a wood and steel pallet production facility in Rock Valley, Iowa. The site will be the home of our Midwest Regional Headquarters. To facilitate this transaction, the Rock Valley Economic Development Corporation granted us approximately 12 acres of land for purposes of development with an estimated value of over $700,000. We have also been approved for construction and operating capital in the aggregate amount of $600,000 in the form of grants, rebates and low interest loans from state, county, and city programs.

We have financed our activities to date through the sale of our securities. Since our inception in June 2003, we conducted the private placement sale of our debt and equity securities for the approximate gross proceeds of $2,455,500. In addition to the grants indicated above from Iowa, we have obtained commitments for U.S. Treasury tax credits in the amount of $20 million for future development in South Carolina.


As of December 31, 2004, we had a working capital deficit of $2,992,275. Over the next 12 months, in addition to the Rock Valley, Iowa facility described above, we expect to close on an additional contract to purchase a saw mill and pallet manufacturing facility and to expand our plant in South Carolina. We believe that we will need at least an additional $5,000,000 of working capital to fund our capital requirements and, if necessary, to finance future losses from operations as we endeavor to build revenue and reach a profitable level of operations. We plan to obtain the additional working capital through the private placement sale of our equity securities and state, county and local economic loans and grants. However, as of the date of this report, we have no commitments for the sale of our securities nor can there be any assurance that such funds will be available on commercially reasonable terms, if at all. Should we be unable to raise the required funds, our ability to finance our continued growth will be materially adversely affected.

      THE INDUSTRY

The pallet industry is comprised of a large number of small, fragmented pallet manufacturers who together manufacture and sell approximately $1.6 billion of pallets per year to our nations manufacturers and distributors. Historically, pallets have been wood-based and cost manufacturers and distributors approximately $11 per pallet. Wood pallets tend to break down after just two to three uses, and then become a disposal problem for the manufacturer and distributor. Most disposal facilities no longer accept wood pallets and those that do charge an average disposal fee of $2 per pallet. Several businesses nationwide purchase at least 500,000,000 pallets per year. We believe that the continuing need for pallets, along with the historical problems in sourcing, storing and disposing of pallets, creates an opportunity for a vertically integrated company that can provide an end-to-end solution for the pallet industry. We intend to provide that solution by contracting with large pallet users to provide complete pallet management (supply, inventory and disposal) at less cost than what pallet manufacturers have traditionally paid for pallets in the past.


      COMPETITION

We believe that the wood pallet industry is very fragmented, consisting of over approximately 3,700 small manufacturers. We believe that our only competition in the wood pallet industry is Commonwealth Handling Equipment Pooling which operates in over 30 countries, controlling approximately 150 million pallets and 30 million containers. Further, we are aware of several metal pallet manufacturers that are, or potentially could be, our competition. These metal pallet manufacturers have longer operating histories, greater name recognition and significantly greater financial resources.

      PALLET MANAGEMENT & LOGISTICS SERVICES

We are engaged in reducing product distribution costs for manufacturers and distributors by providing value-added transport packaging products and logistical services. Our transport packaging services focus on reducing customer distribution costs and include pallet retrieval, repair, reverse distribution, tracking, logistics and value-added information services.

Acquiring wood pallet manufacturers and distributors combined with our pallet management and logistics services are intended to allow us to create credibility, reliability, consistency and performance, and perform ongoing "in house" assessments in order to determine the optimal allocation of both wood and steel pallets. Through these efforts, we hope to create a vertically integrated company that offers a seamless and efficient conduit for renting steel pallets and selling wood pallets.

We intend to develop and provide an Internet-based service to our corporate customers that will provide a logistics and information system that manages the flow of shipping platforms (steel pallets with embedded satellite positioning chips) throughout the industrial supply chain within specific geographic regions in the U.S. centered around our logistics hubs. We intend to create a closed loop delivery, recovery and recycling system, which will enable us to effectively rent our steel pallets to customers and provide logistics services and information simultaneously, thereby reducing their costs, improving inventory tracking and control, reducing waste and enhancing just in time delivery.

Our proposed pallet management and logistics services are intended to enable the customer to reduce overhead and we will assume total responsibility for the ownership (steel pallets only), management and control of a customer's pallets (wood and steel). We intend to further reduce labor and supply chain costs and ensure seamless integration of pallets into the customer's supply chain by: (a) on-site management of all pallets, including the inspection and sorting of pallets; (b) inventory management and ordering of all pallets; and (c) improved asset control and tracking, either through on-site APL personnel or a dedicated IT connection.


                    Pallet Management and Logistics Services

The Closed Loop System:

In order to facilitate a working leasing system a process is needed to be created that would allow the delivery and recovery of pallets; this is what we call our "closed loop system". This system functions when an order is received, a delivery date is entered and a truck is booked for delivery. The pallets are picked up from either a manufacturing facility or a depot and delivered to the customer. As part of entering into an agreement with us, the customer agrees to hold the used pallets at its facility to be picked up once a full load has been collected, unless there are several customers within a certain radius, then once a full load has been collected among a group of customers, a truck will pick up the used pallets to be returned to a depot (size of radius depends on location of customer, size of city/cities that the customer is located by or in and number of other customers within the radius). Pallets are collected and stored in a predictable manner, which allows us to coordinate the delivery of its pallets to its customers with the pickup of its used pallets.

The Pallets will be manufactured at our manufacturing facilities, and collected by standard recycling practices.

Tracking the Pallets:

The pallets are tracked through several methods including: 1) standard inventory management where a customer is given x number of pallets that are transported to preset destinations. The customer must return or account for x number of pallets by a certain date determined by its normal inventory turn around period agreed upon when a contract is signed; 2) radio frequency identification tags ("RFID"), which track pallets as they enter and leave our facilities; and 3) satellite tracking chip is used only if an order is large enough to warrant the cost of resources needed to track the pallets. As well as needing an order large enough in size, the price per a pallet is also increased. The satellite tracking system is used much like GPS. A signal is sent to the pallets and then sent to the satellite giving us the ability to locate the pallets within feet of their current location.

The Internet and Customers

We intend to use the Internet to help inform our current customers where their order of pallets is located. If they are standard pallets then the customer can login using a name and password that was given to them to find if their load of pallets has been shipped to them, as well as to determine how many pallets are due back from them. The RFID allows for more information to be entered for the customers to see, such as what product is being shipped on the pallets and which warehouse the pallets are in. The satellite tracking gives the information that the RFID does as well as provide current status of product such as location on the interstate. How often the information is updated is pre set when the pallets are ordered.

The only drawback to manufacturing steel pallets is that a large number has to be produced before we can effectively service several different companies on a leasing basis. The steel pallets are very easy to lease to companies. The steel pallets are stronger than wood and plastic pallets (which mean less product loss due to broken pallets), the steel pallets have conformity, whereas most wood pallets do not, are more sanitary, and the steel pallets are as light as the average wood pallet.

The steel prices have actually fluctuated by a similar percentage as the wood prices. The fluctuating steel price actually has less of an effect over time on our leasing program. Since the average steel pallet has an expected life of 5 years, the steel pallet would pay for itself many times over.


      APL STEEL PALLETS

The need to eliminate the waste, cost, and inefficiency of wood pallets has been obvious for some time, and several companies have attempted to introduce alternative products in plastic, aluminum and steel. We believe that our steel and galvanized steel pallet will offer the following advantages over other products in the market:

      o An APL steel pallet will be able to take on a static load of up to 65,000 pounds. Alternative materials like plastic and aluminum can hold about 20,000 pounds per load.

      o Our steel pallets will be more environmentally friendly as they are reusable. Plastic and aluminum can be recycled, but because plastic or aluminum pallets are not as durable as steel, they must be recycled more often. While wood pallets can be recycled into wood particles, it is generally not feasible to do so. It is too dangerous to burn wood pieces from pallets made from hardwoods in wood stoves because they burn at temperatures that can warp or even melt residential wood stoves. Any pallets, especially those made from hardwoods, that are dumped in landfills can take 20 years or more to decompose.

      o Our steel pallets last long enough to deliver enough repeated uses to substantially lower average costs. The average steel pallet has an expected life of 5 years. Single or limited-use pallets are inherently more expensive than re-useable pallets. Reusable pallets made of steel can be substantially more cost effective over time than any other alternative.


EMPLOYEES

As of August 1, 2005, we had 2 full-time employees.

DESCRIPTION OF PROPERTY

Our headquarters are located at 425 Second Street, S.E., Suite 600, Cedar Rapids, Iowa 52401, in 2,649 square feet of office space leased from an unrelated party. Current rentals are $1,875.00 per month and the lease expires in October 2005 but may be renewed at our option for one year at $2,400.00 per month. Our sawmill is located at 307 Quarry Road, Blacksburg, South Carolina 29702. This property, which we are finalizing its acquisition, is a thirty (30) acre parcel of land with numerous small buildings on it, including our 20,000 square foot sawmill.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either our property or us. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries

                                   MANAGEMENT

Our officers and directors, and further information concerning them, are as follows:

NAME                   AGE         POSITION

Tim Bumgarner          49          Chairman of the Board, Chief Executive Office
                                   and President

Byron Hudson           59          Chief Financial Officer

James Crigler          77          Director

Robert Vinson          67          Director


Each of the above officers and directors shall hold office until the next annual meeting of our shareholders or until a successor is elected and qualified.


TIMOTHY R. BUMGARNER. Mr. Bumgarner has been our Chairman of the Board, Chief Executive Officer and President since November, 2004. From 1994 to 1998, Mr. Bumgarner owned and operated SPI Manufacturing, a small manufacturing company he founded, which generated more than $5 million in annual sales. From 1998 to 2003, Mr. Bumgarner owned and operated EPI, a design and consulting business focused on pallet systems and other material handling systems. EPI's clients included Tropicana, Nabisco, Toyota, Keebler, Burlington Northern and Santa Fe Railway, Thermo Dynamics, Certified Handling Systems, Monsanto, Merck, Hoffman-LaRoche, Amerimax, and many others.


BYRON HUDSON. Mr. Hudson has been the Chief Financial Officer of the Company since September 2004. From July 2002 to April 2004, he was the Chief Financial Officer of BurgerBusters, Inc., a chain of 82 Taco Bell, Pizza Hut, and KFC franchised restaurants in Virginia, North Carolina, West Virginia, and Maryland. From November 1995 to July 2002 he was the Controller of Eurpac Warehouse Sales, an international wholesale organization supplying audio, video, and computer software to U. S. military retail exchanges throughout the world.


JAMES CRIGLER. Mr. Crigler has been a director of the Company since April, 2004. From November 2003 to present, Mr. Crigler has assisted in our development. Mr. Crigler currently is the President, director and majority shareholder of Cala Group, Inc., which is the owner of certain rights throughout the United States and Canada, primarily the products of Bio-Claire International. From January 2000 to present, Mr. Crigler has been a partner of C & L Associates, a tax accounting firm that has offices in Glenview, Illinois and St. Petersburg, Florida. He has an extensive background in the construction industry including Architectural design and building construction. Mr. Crigler has been responsible for the design and development of several medium to large size subdivisions in the Greater St. Louis area including subdivisions in Cool Valley and St. Charles, Missouri.

ROBERT VINSON. Mr. Vinson has been a Director of American Pallet Leasing, Inc since 2004. From 1976 to 1990, Mr. Vinson served as chief administrator of the Northwest for Chapman University.

From 2000 to present, Mr. Vinson has owned Bridgeport Motors, Inc. From 2001 to present he is a Senior Vice President of Cala Group, Inc. as well as a shareholder in United States Building Panels, Inc. (USBP), a housing component manufacturing firm, which is also a licensed and bonded construction company. Mr. Vinson has an extensive background in the manufacture and sale of panel products, including the development of the USBP "Privacy Wall". He is also owner of Bridgeport Motors, Inc., an automobile dealership that is located in Lakewood, Washington. Mr. Vinson holds a B.A. in Business Administration from Pacific Lutheran University; an M.B.A. from the University of Puget Sound; and is a Ph. D candidate in Leadership and Human Behavior with United States International University, San Diego, California. While attending college, Mr. Vinson worked as an employee of Puget Sound Hospital, holding the position of materials manager. The responsibilities of this position included the management and procurement of all hospital supplies including pharmaceutical drugs.


Except as set forth herein, no officer or director of the Company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy of for the two years prior thereto.

CODE OF ETHICS

Our board of directors adopted a Code of Ethics which covers all executive officers of our company and its subsidiaries. The Code of Ethics requires that senior management avoid conflicts of interest; maintain the confidentiality of information relating to our company; engage in transactions in shares of our common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Ethics; and comply with other requirements which are intended to ensure that such officers conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of our company.

All our executive officers are required to affirm in writing that they have reviewed and understand the Code of Ethics.

AUDIT COMMITTEE

We do not currently have an audit committee but plan to create one as soon as possible.

COMPENSATION OF THE BOARD OF DIRECTORS

Directors who are also our employees do not receive additional compensation for serving on the Board or its committees. Non-employee directors are not paid any annual cash fee. In addition, directors are entitled to receive options under our 2005 Stock Option Plan. All directors are reimbursed for their reasonable expenses incurred in attending Board meetings. We intend to procure directors and officers liability insurance.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

      (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The of law, except with respect to the advancement of expenses or indemnification ordered by a court.

We have not entered into indemnification agreements with our directors.

ITEM 10. EXECUTIVE COMPENSATION

The following table presents certain summary information from July 1, 2004 to March 31, 2005 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer and other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

                                                                         Long term compensation

                                                                         Awards                          Payouts

Name and                       Salary*      Bonus      Other Annual      Securities Underlying           LTIP           All Other
Principal Position                                     Compensation      Options/ SARs                   Payouts        Compensation
------------------------------------------------------------------------------------------------------------------------------------

Tim Bumgarner                  $22,500       --            --                      --                      --                --
Chief Executive Officer
 and President

Byron Hudson                   $86,750       --            --                      --                      --                --
Chief Financial Officer

------------------------
*Less than full year


STOCK OPTIONS

In 2005, the Company approved its 2005 Stock Incentive Plan. As of June 8, 2005, we have not issued any securities under this Plan.

EMPLOYMENT AGREEMENTS


We have entered into an amended employment agreement with Mr. Byron Hudson, our Chief Financial Officer. This agreement became effective on June 29, 2005 and provides for an annual salary of not less than $150,000 per year until October 2007 at which time his salary shall increase to $165,000 per year, and increasing by $25,000 per year in 2008 and 2009. Mr. Hudson shall be entitled to receive cash bonuses solely at the discretion of the Compensation Committee and shall be issued 500,000 shares of our restricted common stock.

Upon execution of the agreement, Mr. Hudson received 90,909 shares of unregistered common stock. This contract can be terminated at the discretion of the Board of Directors if it is considered in the best interest of the Company to do so. If the contract is terminated by the Company, a severance payment equal to one and a half times the then current annual salary is provided for in the contract.



ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 8, 2005, our authorized capitalization consisted of 100,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, $.001 par value. As of June 8, 2005, there were 19,953,742 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote and no shares of preferred stock have been issued. Each share of our common stock entitles its holder to one vote on each matter submitted to the shareholder.

The following table sets forth, as of June 8, 2005, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned.

Name of Beneficial Owner (1)       Number of Shares        Percentage of Shares
                                 Benefically Owned (2)    Beneficially Owned (3)
--------------------------------------------------------------------------------
Tim Bumgarner(4)                      6,343,820                  31.79%
Byron Hudson                            225,000                   1.13%
James Crigler (5)                     1,700,000                   8.52%
Robert Vinson (6)                       100,000                      *
Kevin Bumgarner (7)                   3,000,000                  15.03%
Margaret Bumgarner (8)                1,500,000                   7.52%
-----------------------------------------------------------------------
All officers and Directors
  as a group (4 persons)              8,368,820                  41.94%

------------------------------
     * Less than one percent.

(1) Unless otherwise indicated, the address of each person listed below is c/o American Pallet Leasing, Inc., at 425 Second Street, S.E., Suite 600, Cedar Rapids, Iowa 52401.

(2) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3)   Figures may not add up due to rounding of percentages.

(4) Does not include an aggregate of 4,575,000 shares of common stock held by various members of Mr. Bumgarner's family, including Kevin and Margaret Bumgarner.

(5) Includes 1,500,000 shares of common stock owned by Cala Group, an entity which is owned by James Crigler.

(6) Excludes 1,500,000 shares of common stock owned by Cala Group, an entity which Mr. Vinson is a shareholder.

(7) Kevin Bumgarner is the son of Mr. Bumgarner, our President, Chief Executive Officer and Chairman.

(8) Margaret Bumgarner is the wife of Mr. Bumgarner, our President, Chief Executive Officer and Chairman.


ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


In April 2005, Timothy Bumgarner, our President and Chief Executive Officer, executed a Stock Pledge Agreement ("Pledge Agreement") and Limited Recourse Guarantee (the "Guarantee"). Pursuant to the Pledge Agreement, Mr. Bumgarner pledged 600,000 shares of his common stock against any and all amounts owing under the Secured Convertible Promissory Note issued to the Selling Securityholder. In addition, on July 19, 2005, Mr. Bumgarner agreed to pledge additional shares as collateral, if necessary, to secure the loan in consideration for Brittany's agreement to withdraw its request for registration rights.



Mr. Crigler, a director of the Company, is the principal owner of Cala Group, Inc. an entity which owns 1,500,000 shares of our common stock. Mr. Crigler also received approximately $24,500 in fees for providing certain consulting services in connection with the design of the steel and concrete components of our Rock Valley, Iowa facility.

Mr. Vinson, a director of the Company, is a shareholder of Cala Group, Inc., an entity which owns 1,500,000 shares of our Common Stock.

                            DESCRIPTION OF SECURITIES

We are authorized to issue two classes of capital stock, consisting of 100,000,000 shares of common stock, $.001 par value and 10,000,000 shares of Preferred Stock, $.001 par value. There are 19,953,742 shares of our common stock issued and outstanding. There are no shares of our preferred stock issued and outstanding. The holders of shares of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Directors are elected by a plurality of votes cast. Holders of shares of our common stock do not have preemptive or preferential rights to acquire any shares of our capital stock, and any or all of such shares, wherever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for consideration and on such terms as our board of directors determines in its discretion without first offering the shares to any shareholder of record. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable. Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

TRANSFER AGENT

The transfer agent for our common stock is Nevada Agency and Trust Co., 50 W. Liberty Street, Suite #880, Reno, Nevada 89501.

                           SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.


SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. There are 17,097,016 shares of our common stock that are "restricted securities" as defined under Rule 144 of the Securities Act, including shares subject to outstanding convertible notes. Of these shares, 12,868,820 are owned by officers, directors or other "affiliates". Further, we are obligated to issue 500,000 shares of our restricted common stock to COPS Worldwide, representing 227,723 shares issued in connection with an introduction and 272,277 shares issued in lieu of cash payments owed to COPS for advisory work. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.


In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

                             SELLING SECURITYHOLDER


We agreed to register for resale shares of common stock issuable to the Selling Securityholder pursuant to the Equity Agreement. The Selling Securityholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Securityholder in connection with the sale of such shares. The Selling Securityholder is an underwriter with respect to its resales of the shares.


The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the Selling Securityholder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this registration statement. All information contained in the table below is based upon information provided to us by the Selling Securityholder and we have not independently verified this information. The Selling Securityholder is not making any representation that any shares covered by the prospectus will be offered for sale. The Selling Securityholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.


Except as indicated below, the Selling Securityholder has not held any position or office with us, nor are any of the Selling Securityholder's associates or affiliates of any of our officers or directors. Except as indicated below, Selling Securityholder is not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The Selling Securityholder is not a registered broker-dealer. The Selling Securityholder is an underwriter with respect to its resales of the shares.


For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering" column assumes the sale of all shares offered.

As explained below under "Plan of Distribution," we have agreed with the Selling Securityholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

------------------ -------------------- --------------- ------------------------
                     Number of Shares
       Name            Beneficially          Number         Number of Shares
        and           Owned Prior to       of Shares       Beneficially Owned
      Address         Offering (1)(2)        Offered        After the Offering
------------------ -------------------- --------------- ------------------------
Brittany Capital            0(2)           26,881,720               0
Management Limited(1)
------------------ -------------------- --------------- ------------------------

(1) The address of Brittany Capital Management Limited is c/o Lion Corporate Services Limited, Cumberland House, 27 Cumberland Street, P.O. Box N-10818 Nassau, The Bahamas. Mr. Barry Herman has the ultimate voting and investment control over the shares.


(2) Does not include up to (i) 115,385 shares of common stock issuable upon exercise of a warrant; and (ii) 500,000 shares of common stock issuable upon conversion of an eight percent (8%) convertible promissory note in the principal amount of $250,000.

TRANSACTION WITH BRITTANY CAPITAL MANAGEMENT LIMITED


On April 28, 2005, we entered into a Private Equity Credit Agreement ("Equity Agreement") with Brittany Capital Management Limited ("Brittany"). Pursuant to the Equity Agreement, we may, at our discretion, periodically sell to Brittany shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Equity Agreement, Brittany will pay us 93 % of the three lowest closing bid prices during the valuation period of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 trading days immediately following the notice date. Brittany's obligation to purchase shares of our common stock under the Equity Agreement is subject to certain conditions, including the Company's obtaining an effective registration statement for shares of common stock sold under the Credit Agreement and, among other things, is limited to purchases that will not result in Brittany's owning more than 4.99% of our outstanding common stock. The terms of the Equity Agreement also prevent us from entering into a similar financing arrangement with any third-party for the term of the Equity Agreement, which is three years. We are also obliged to sell to Brittany at least $1 million of our common stock under the Equity Agreement. In connection with the Equity Agreement, we have entered into a Registration Rights Agreement with Brittany whereby we have agreed to register an amount of our common stock on behalf of Brittany equal to no less than 300% of the minimum commitment amount of $1.0 million ("Minimum Commitment Amount").

Moreover, in the event that we notify Brittany in writing of the existence of a "potential material event" ("Blackout Notice"), Brittany shall not offer or sell any of its securities covered by this registration statement, or engage in any other transaction involving or relating to such securities, from the time of the giving of notice with respect to a "potential material event" until Brittany receives written notice from us that such "potential material event" either has been disclosed to the public or no longer constitutes a "potential material event"; provided that (a) we may not so suspend the right to such holders of such securities for more than two ten (10) day periods in the aggregate during any 12-month period ("Blackout Period") with at least a ten (10) Business Day interval between such periods, during the periods the registration statement is required to be in effect, or (b) that if such Blackout Period exceeds the permitted ten (10) day periods, the Company shall pay damages of 2% of the cost of all common stock then held by Brittany for each fifteen (15) day period or portion thereof, beginning on the date of the suspension.

On April 28, 2005, we also entered into a Securities Purchase Agreement ("Purchase Agreement") with Brittany whereby Brittany purchased an eight percent (8%) convertible promissory note in the principal face amount of $250,000 (the "Note"). The Note is secured by the pledge of 600,000 shares of our common stock owned by our President and CEO, and is due on September 27, 2005. The note is convertible at maturity at the holder's option for all or a portion of the principal amount of the note plus accrued interest into shares of common stock at a conversion price for each share of common stock equal to the Current Market Price multiplied by eighty five percent (85%). "Current Market Price" means the average of the three (3) lowest closing bid prices for the Common Stock as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market, for the ten (10) trading days ending on the trading day immediately before the relevant conversion date. In addition, the Company granted Brittany a warrant to acquire 115,385 shares of Common Stock at an exercise price of $0.65 per share. The warrant is exercisable at any time on or after April 27, 2005 until April 27, 2010, and allows for cashless exercise and provides for certain adjustments in the event we issue shares of our common stock. In connection with the Purchase Agreement, we originally granted certain registration rights to Brittany in connection with the shares into which the note may be converted as well as in respect of shares that may be issued in respect of the warrants. On July 19, 2005, we entered into an agreement with Brittany whereby Brittany agreed to allow us to register only the shares under the Equity Agreement on the condition that we repay the principal and interest owing under the Note on the Maturity date. Additionally, Tim Bumgarner, our President and Chief Executive Officer has pledged pursuant to a stock pledge agreement, 600,000 shares of his common stock to secure all obligations owing by the company under the Note under a limited recourse guarantee and has agreed under the July 19, 2005 agreement with Brittany to provide additional personal shares as collateral, if necessary.

                              PLAN OF DISTRIBUTION

GENERAL

The Selling Securityholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholder may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o  privately negotiated transactions;

o  short sales after this registration statement becomes effective;

o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

o  a combination of any such methods of sale; and

o  any other method permitted pursuant to applicable law.

The Selling Securityholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

The Selling Securityholder may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Securityholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Securityholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Securityholder. The Selling Securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The Selling Securityholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholder under this prospectus.

The Selling Securityholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholder under this prospectus.


We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.


The Selling Securityholder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Securityholder. If we are notified by the Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the Selling Securityholder use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Securityholder.


REGISTRATION OBLIGATIONS


In connection with the Equity Agreement, we have entered into a Registration Rights Agreement with Brittany whereby we have agreed to register an amount of our common stock on behalf of Brittany equal to no less than 300% of the minimum commitment amount of $1.0 million ("Minimum Commitment Amount"). On July 19, 2005, we entered into an agreement with Brittany whereby Brittany agreed to allow us to register only the shares under the Equity Agreement on the condition that we repay the principal and interest owing under the Note on the Maturity Date.

LEGAL MATTERS


The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.


EXPERTS

The financial statements of American Pallet Leasing, Inc. as of and for June 30, 2004, appearing in this prospectus have been audited by Langley, Williams & Company, LLC, Certified Public Accountants as set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement.


For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                        CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheet
   at March 31, 2005.........................................................F-1
Unaudited Condensed Consolidated Statements of Operations
   for the three month and nine month periods ended
   March 31, 2005 and for the period from inception
   (June 17, 2003) through March 31, 2005....................................F-2
Unaudited Condensed Consolidated Statements of Cash Flows
   for the three month and nine month periods ended
   March 31, 2005 and for the period from inception
   (June 17, 2003) through March 31, 2005....................................F-3
Notes to Unaudited Condensed Consolidated Financial Statements...............F-4

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report ...............................................F-11

Balance Sheets as of August 31, 2004 and June 30, 2004......................F-12

Statements of Loss for the periods indicated ...............................F-13

Statements of Stockholders' Equity for the periods indicated ...............F-14

Statements of Cash Flows for the periods indicated .........................F-15

Notes to Financial Statements ..............................................F-16

                          AMERICAN PALLET LEASING, INC.
                          (A Development Stage Company)
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                        As of
                                                                      March 31,
                                                                        2005
                                                                     (Unaudited)
                                                                    -----------

Current Assets:
        Cash and cash equivalents                                   $    16,539
        Accounts Receivable                                              83,864
        Inventories                                                     116,641
        Marketable Securities                                                --
        Prepaid Expenses                                                 39,001
                                                                    -----------
                     Total current assets                               256,044
                                                                    -----------

Property, Plant & Equipment (net)                                     3,386,158

Deferred Tax Assets                                                     691,862

Other Assets                                                              5,700

                                                                    -----------
                     Total Assets                                   $ 4,339,765
                                                                    ===========

Current Liabilities:
        Notes payable                                               $ 3,119,242
        Accounts payable and accrued liabilities                        307,576
                                                                    -----------
                     Total current liabilities                        3,426,818
                                                                    -----------

Stockholders' Equity:
        Common stock; $.001 par value; 100,000,000 authorized;
                19,250,058 issued and outstanding                        19,250
        Preferred stock; $.001 par value; 10,000,000 authorized;
        No shares issued or outstanding
        Additional paid-in capital                                    2,310,516
        Accumulated deficit                                          (1,416,819)
                                                                    -----------
        Total Stockholders' Equity                                      912,947
                                                                    -----------


                                                                    -----------
Total Liabilities and Stockholders' Equity                          $ 4,339,765
                                                                    ===========

   The accompanying notes are an integral part of these financial statements.

                          AMERICAN PALLET LEASING, INC.
                          (A Development Stage Company)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)


                                                  Year-to-date  Interim Period
                                                     July 1,      January 1,       From
                                     Cumulative       2004          2005         Inception
                                        During      Through       through         Through
                                     Development    March 31,     March 31,      March 31,
                                        Stage         2005          2005           2004
                                     -----------  ------------  --------------  -----------
SALES                                 2,418,256     2,418,256       918,035
COST OF SALES                         1,941,420     1,941,420       801,997
                                     ----------    ----------    ----------
GROSS PROFIT                            476,836       476,836       116,038
                                     ----------    ----------    ----------

GENERAL & ADMINISTRATIVE EXPENSES:

Plant Expenses                          523,137       523,191       213,671
Consultants                           1,079,516       689,000        22,699         111,996
Organization costs                      194,464        69,397         3,778          43,558
Office expense                          707,630       654,168       154,401          42,288
                                     ----------    ----------    ----------     -----------
Total general and
administrative expenses               2,504,746     1,935,755       394,548         197,842
                                     ----------    ----------    ----------     -----------

OTHER INCOME (EXPENSES):
   Gain on sale of securities            23,198        23,198        12,684              --
   Loss on abandonment
      of investment                    (120,000)                                   (120,000)
   Other Income                          71,578        71,578        71,578              --
   Interest income                        1,034           716            (0)             --
   Interest expense                     (56,581)       (9,809)         (333)          1,334
                                     ----------    ----------    ----------     -----------
  Total other income (expense)          (80,771)       85,683        83,929        (118,666)
                                     ----------    ----------    ----------     -----------

                                     ----------    ----------    ----------     -----------
Loss before income tax benefit       (2,108,681)   (1,373,236)     (194,581)       (316,508)
   Income tax benefit                   691,862       466,129        66,158          94,577
                                     ----------    ----------    ----------     -----------
NET LOSS                             (1,416,819)     (907,107)     (128,423)       (221,931)
                                     ==========    ==========    ==========     ===========

BASIC LOSS PER COMMON SHARE:
   Weighted average number of shares                                             18,493,916

   Net loss per share                                                           $    (0.007)


FULLY DILUTIVE LOSS PER COMMON SHARE:
   Weighted average number of shares                                             18,729,600

   Net loss per share                                                           $    (0.007)


  The accommpanying notes are an integral part of these financial statements.

                          AMERICAN PALLET LEASING, INC.
                          (A Development Stage Company)

                      Statements of Cash Flows (unaudited)
                            For the Periods Indicated


                                                          Cumulative     Interim Period     Year-to-date     From Inception
                                                            During        Jan. 1, 2005      July 1, 2004     (June 17, 2003)
                                                         Development         Through           Through           Through
                                                            Stage         Mar. 31, 2005     Mar. 31, 2005     Mar. 31, 2004
                                                         -----------     --------------     -------------     -------------
Net loss                                                 $(1,416,819)         (128,423)         (907,107)         (221,931)

Adjustments to reconcile net loss to cash used                    --                --                --                --
   in operations:                                                 --                --                --                --
   Deferred tax benefit                                     (691,861)          (66,158)         (466,129)          (99,499)
   Depreciation                                              182,420           105,681           182,420                --
   (Increase) in inventories                                (116,641)           16,047          (116,641)               --
   Loss on abandonment of investment
     deposit and license agreement                           120,000                --                --           120,000
   Expenses incurred in exchange for stock                   308,106            71,204           227,630             3,605
   (Increase) in accounts receivable
     and prepaid                                            (122,866)          (37,271)         (122,865)           (8,523)
   Increase in accounts payable and
     accrued liabilities                                     307,576           113,303           302,356                --
                                                         -----------       -----------       -----------       -----------
Net Cash Used in Operating Activities                    $(1,366,925)          137,543          (837,177)         (206,348)
                                                         -----------       -----------       -----------       -----------
Sale of Marketable Securities                                 63,160            63,160            63,160                --
Payment of deposit on
investment acquisitions                                     (177,950)               --            (5,700)         (122,250)
Purchase of marketable securities                            (50,476)               --           (50,476)               --
Purchase of sawmill assets                                  (550,000)               --          (500,000)               --
Payment on construction in Rock Valley                       (36,340)          (26,058)          (36,340)               --
Payment of Notes Payable                                    (122,508)         (122,508)         (122,508)               --
Purchase of equipment and vehicles                          (234,768)         (147,429)         (230,818)           (3,950)
                                                         -----------       -----------       -----------       -----------
Net Cash Used in Investing Activities                    $(1,172,042)         (295,995)         (945,842)         (126,200)
                                                         -----------       -----------       -----------       -----------
Proceeds from notes payable                                  586,500           100,000           178,500                --
Proceeds received from shareholder advances                   35,905                --             2,054            17,940
Repayment of shareholder advances                                 --                --                --                --
Proceeds from sale of common stock,                          933,100                --         1,593,700           316,948
                                                         -----------       -----------       -----------       -----------
Net Cash Provided by Financing Activities                $ 2,555,505           100,000         1,774,254           334,888
                                                         -----------       -----------       -----------       -----------
Net Increase (Decrease) in Cash                          $    16,539           (58,451)           (8,765)            2,340
                                                         -----------       -----------       -----------       -----------
Beginning Balance in Cash                                $        --            74,990            25,304             2,395
                                                         -----------       -----------       -----------       -----------
                                                         $    16,539            16,539            16,539             4,735
                                                         ===========       ===========       ===========       ===========


   The accompanying notes are an integral part of these financial statements.

          AMERICAN PALLET LEASING, INC.
          (A DEVELOPMENT STAGE COMPANY)
        Statements of Stockholders' Equity
            For the Periods Indicated


                                                                                                           Deficit
                                                          $.001 Par Value                                Accumulated
                                                            Common Stock       Common     Additional      During the
                                                               Number          Stock       Paid-In       Development
                                                             of Shares       Par Value     Capital          Stage          Total
                                                          ---------------    ---------    ----------     -----------     -----------
BALANCE, AUGUST 31, 2004                                     22,126,700      $ 22,127     $2,117,123      $(672,932)     $1,466,318
                                                          ===============    =========    ==========     ===========     ===========
The above balance represents the private entity, American
Pallet Leasing, Inc. (APL), as of August 31, 2004. On
September 22, 2004, APL completed the initial closing of a
reverse acquisition of Literary Playpen, Inc., a Delaware
corporation ("LYPP"), which is a publicly traded company.
LYPP acquired all of the outstanding common shares of APL in exchange for a controlling interest in LYPP by the
shareholders of APL. LYPP issued a total of 5,758,091 shares of its common stock in exchange for all of APL's common
shares, or approximately one (1) common share of LYPP for
every 2.2 shares of APL.

LITERARY PLAYPEN, INC
BALANCE, JUNE 30, 2004 (FROM FORM 10Q)                        5,679,000         5,679          6,341        (71,578)        (59,533)
                                                          ===============    =========    ==========     ===========     ===========
        Activity relating to reverse acquisition              5,758,091         5,758      2,174,085       (438,188)      1,741,655
        Net (loss) July 1, 2004 to Sept 30, 2004                                                           (543,470)       (543,470)

BALANCE, SEPT. 30, 2004 (APL FORM 10Q)                       11,437,091        11,437      2,180,426     (1,053,236)      1,138,652
                                                          ===============    =========    ==========     ===========     ===========
        Net (loss) Oct. 1, 2004 to Dec. 31, 2004                                                           (235,160)       (235,160)
        Net (loss) Jan. 1, 2005 to Mar.31, 2005                                                            (128,423)       (128,423)
        Sale of stock                                           130,220           130        130,090                        130,220
        Issuance of common stock                              7,682,747         7,683                                         7,683

BALANCE, MAR. 31, 2005 (APL FORM 10Q)                        19,250,058        19,250      2,310,516     (1,416,819)        912,947
                                                          ===============    =========    ==========     ===========     ===========

                          AMERICAN PALET LEASING, INC.
                          (A Development Stage Company)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 -  Basis of Presentation and Significant Accounting Policies
-------------------------------------------------------------------

BASIS OF ACCOUNTING AND CHANGE IN REPORTING ENTITY


The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Nature of Business

American Pallet Leasing, Inc., a Delaware corporation ("Company"), has been in the development stage since its inception on June 17, 2003. It is a vertically integrated manufacturer and logistical supplier of pallets. The Company is engaged in acquisition roll-ups of strategically located wood pallet manufacturers and saw (lumber) mills. The Company's goal is to create a "Closed Loop Distribution System" by transforming the $1.6 billion per year pallet business from a commodity industry into a logistics management enterprise that will supply and manage the pallet requirements of manufacturers and distributors.

Reorganization

We were incorporated under the laws of the State of Delaware on April 21, 1997. Prior to the reverse acquisition described below, our corporate name was Literary Playpen, Inc. Since inception, we have not generated significant revenues and are considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. We are seeking business opportunities or potential business acquisitions.

On September 22, 2004, we completed the acquisition of American Pallet Leasing, Inc., an Iowa corporation ("APL-Iowa"), pursuant to which we acquired all of the outstanding common shares of APL-Iowa in exchange for a controlling block of our common shares (the "Reorganization").

Pursuant to a Securities Purchase Agreement and Plan of Reorganization ("Purchase Agreement"), we issued a total of 5,758,091 shares of our common stock in exchange for all APL-Iowa common shares. We issued the shares pursuant to Rule 506 under the Securities Act of 1933. Prior to the closing, Tim Bumgarner, the Chairman and Chief Executive Officer of APL-Iowa purchased 4,299,500 outstanding restricted shares of our common stock held by certain of our former affiliates, including our pre-Reorganization officers, directors and 10% shareholders. At the same time, Mr. Bumgarner cancelled 9,458,900 of his common shares of APL-Iowa, so that after giving effect to the Reorganization and Mr. Bumgarner's private purchase, Mr. Bumgarner's percentage interest in our common shares held by all APL-Iowa shareholders as a group is the same as his percentage interest in APL-Iowa prior to the Reorganization.

The Purchase Agreement also provided that our pre-reorganization officers and directors would resign as the sole officers and directors effective as of the closing and be replaced by officers and directors of APL-Iowa. In connection with the Reorganization, our board of directors and shareholders have approved a change in our corporate name to "American Pallet Leasing, Inc.", effective as of November 24, 2004.


Revenue Recognition Policy

We generally recognize revenue when products are shipped, which is when title and risk of loss passes to the buyer, or when services are performed, and provide for estimated returns and allowances at the time of sale.

The types of expenses included in the cost of sales line item include inbound freight charges, sawmill labor, purchasing and receiving costs, inspection costs, warehousing costs, forest product taxes, and internal transfer costs. The types of expenses included in the plant expenses line item include supplies, utilities, repair and maintenance, insurance, vehicle expenses, and other expenses relating to the operation of the sawmill.

Our gross profit margins may not be comparable to those of other entities since some entities include all of the costs related to their distribution network in cost of goods sold and we exclude a portion of them from gross profit margin, including them instead in another line item, such as operating expenses.


Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of receivables and demand deposits. Demand deposits sometimes exceed the amount of insurance provided by the Federal Deposit Insurance Corporation.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand and in banks.

Inventories

Inventories are summarized as follows:

                                             March  31, 2005
                                             ---------------
                       Raw materials (logs)      $ 68,000

                                                 --------
                       Finished cut lumber       $ 48,640
                                                 --------
                                                 $116,640
                                                 ========

Inventories are valued at the lower of average cost or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method for financial reporting purposes over the estimated useful lives of the assets. Useful lives generally range from five to thirty years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the assets.

Repairs and maintenance costs are expensed, while additions and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts and any gains or losses are reflected in earnings.

When long-lived asset impairment indicators are present, the Company evaluates impairment of long-lived assets by projecting undiscounted cash flows of the related assets over the remaining estimated useful lives of such assets. If undiscounted cash flow projections are insufficient to recover the carrying value of the long-lived assets under review, impairment is recorded, if any, for the amount by which the carrying value of such assets exceeds their fair values.


Asset Depreciable Lives

          Buildings                          39 years
          Machinery and Equipment            7 to 15 years
          Office Furniture and Equipment     5 to 7 years


Income Taxes

Deferred income taxes recorded using the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established against deferred tax assets based upon whether or not the Company believes such assets are more likely than not to be recovered.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," which is effective at the beginning of the first interim period beginning after June 15, 2003. However, certain aspects of SFAS 150 have been deferred. SFAS No. 150 establishes standards for the Company's classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The Company will continue to review SFAS No. 150; however, it does not expect SFAS 150 to have a material impact on our financial position, results of operations, or cash flows.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for any future period or the full fiscal year.

Income (Loss) Per Share

The per share computations are based on the weighted average shares outstanding for each period reported for both the basic and fully dilutive loss per share.


NOTE 2 - PROPERTY, PLANT & EQUIPMENT

The following is a summary of property, plant and equipment at cost, less accumulated depreciation:

                                                 03/31/2005
                                                 ----------
Sawmill assets:
     Land                                        $  272,166
     Buildings                                      716,949
     Machinery & equipment                        2,402,390
                                                 ----------
          Net sawmill assets                      3,391,505
     Less:  Accumulated depreciation               (154,780)
                                                 ----------
          Net sawmill assets                     $3,236,725
                                                 ----------

Construction in process                          $  116,058

Corporate office assets:
     Office furniture & equipment                $   56,133
     Less:  Accumulated depreciation                 (2,163)
                                                 ----------
         Net corporate office assets                 53,970
                                                 ----------
                                                 $3,406,753
                                                 ----------

The sawmill assets were purchased on August 13, 2004 and were placed in service by the Company on September 7, 2004. As of March 31, 2005, these assets remain encumbered by the previous owner's lender for an outstanding loan balance in the amount of $1,500,531. A portion of the purchase note payment will be made directly to the previous owner's lender in exchange for a release of all liens or encumbrances on the sawmill assets. Assets are depreciated using the straight-line method. The extraordinary repairs were charged to expense and total $82,371 in parts plus labor.



NOTE 3 - NOTES PAYABLE

Convertible Notes Payable

At various dates from April 16, 2004 through June 21, 2004 various individuals have loaned the Company funds at an 8.0% rate of interest and newly issued shares of common stock. Each lender, at its sole discretion, has the option to convert its note at its due date into newly issued restricted common shares of the Company. The due dates of the notes were extended (see note 7).

                                           Conversion
                      Principal       Shares        Shares to
Original Due date      Amount         Issued        be Issued
                      --------        -------       ---------
Due 10/01/2004        $ 65,000          5,909         29,545
Due 10/16/2004          20,000         20,000          9,091
Due 10/20/2004          25,000          4,545         11,364
Due 10/28/2004         180,000         16,364         81,818
Due 11/20/2004          25,000          2,273         11,364
Due 11/28/2004          55,000          5,000         25,000
Due 12/05/2004          35,000          3,182         15,909
Due 12/21/2004          69,000          5,818         31,364
                      --------        -------        -------
                      $474,000         44,909        215,455
                      ========        =======        =======


On August 13, 2004, the Company acquired its initial operating entity by purchasing the assets of G&G/Cherokee Wood, Inc., a sawmill located in Blacksburg, South Carolina. The terms of the acquisition included a cash payment of $550,000 and an unsecured promissory note in the original amount of $2,750,000, for a total purchase price of $3,300,000. This note is payable in five monthly installments of $30,000 and the remaining balance was originally due on February 23, 2005, but has been extended in order to provide the Company more time to secure adequate financing (see note 6). However, as described in
Note 6, the assets of the sawmill are encumbered. The Company has made payments of $ 380,000 in cash and lumber to the seller; additionally, the seller has agreed to reduce the purchase price by a portion of the extraordinary repairs that the Company has incurred on the sawmill. The Company is finalizing refinancing of the sawmill facility. On June 9, 2005, we announced a temporary shutdown of our sawmill plan. To date, we have not resumed operations.


On January 3, 2005, the company closed a $100,000 loan with the Northwest Iowa Planning and Development Commission. The six-year note bears a 4% interest rate and is one of various incentives in the form of grants, rebates and low interest loans from state, county, and city programs. Previously, the Rock Valley Economic Development Corporation granted the Company approximately 12 acres of land with an estimated value of over $700,000 for purposes of development of the Wood / Steel Pallet production facility in Rock Valley, Iowa. The company began construction of the facility in November 2004. The Rock Valley, Iowa site will be the home of the Company's Midwest Regional Headquarters.

NOTE 4 - INCOME TAXES

Income tax benefit consists of the following:

                                                 1/01/2005 to
                                                   3/31/2005

         Federal                                 $   128,423
                                                 ============


The effective tax rate on income before income taxes differed from the U.S. federal statutory rate due to minor permanent tax differences.

The component of deferred tax assets is the result of organizational costs that are capitalized and amortized over 60 months for tax purposes, but are expensed when incurred for book purposes.

All of the deferred tax assets are comprised of the following:

        Organizational costs      $628,465
        Net operating loss          63,427
                                  --------
                                  $691,892
                                  ========


Organizational costs are capitalized and amortized for tax purposes while recognizing the expenses for book purposes. Based on management's future plans and projections, the realization of these deferred tax assets is more likely to occur than not.

The company has available at March 31, 2005, unused operating loss carryforwards that may be applied agains future taxable income and that expire in 2025 in the amount of $186,550.

The current provision of income taxes as follows:

                                          July 1, 2004      January 1, 2005
                                          through           through
                                          March 31, 2005    March 31, 2005

        Current tax (benefit)             $      --         $     --
        Deferred tax (benefit)             (466,129)         (66,158)
                                          ---------         --------
                                          $(466,129)        $(66,158)
                                          =========         ========

Asset depreciable lives

        Buildings                         39 years
        Machinery and equipment           7 to 15 years
        Office furniture and equipment    5 to 7 years


NOTE 5 - COMMON STOCK ISSUED FOR SERVICES

Shares of common stock issued for consideration other than cash have been assigned amounts equivalent to the fair value of the services or assets received, or the fair value of the stock issued at the time of the exchange.


On September 22, 2004, the Company entered into an employment agreement with its chief financial officer (see note 6) and a consulting agreement with Mr. L. Kerry McAbee, an information technology consultant. Under the terms of the agreements, the Company issued 193,182 unregistered shares of Company's common stock. The shares were valued at $40,568 based on estimated fair market value of the Company's common stock at the time of grant. The value of the shares was recorded as compensation expense.



NOTE 6 - COMMITMENTS AND CONTINGENCIES

As described in Note 3, the assets of the sawmill remain encumbered by the previous owner's lender. A portion of the $2,750,000 payment described in Note 3 will be made directly to the previous owner's lender in exchange for a release of all liens or encumbrances on the sawmill assets.

On September 21, 2004, the Company executed an investment banking and corporate financial advisory agreement with COPS Worldwide, Inc., which is on a non-exclusive basis to provide certain financial advisory services, including COPS' introduction of the Company to NASD member broker-dealers and institutional investors. In connection with these services the Company paid COPS $21,300 at execution of the contract. Additionally, COPS will receive a finders' fee in the amount of five percent (5%) of any money raised from or through parties introduced by COPS. Finally COPS shall receive two percent (2%) of the Company's common shares issued and outstanding as of September 22, 2004 or 224,723 common shares upon the successful completion of the Company's private placement of cash equity (or convertible subordinated debt) amounting to a minimum of $3,000,000 from investors introduced to the Company by COPS.

On September 22, 2004 the Company executed an employment contract with the Chief Financial Officer (CFO). The contract includes a five-year employment term with compensation as follows:

                  First year                         $150,000

                  Second year                        $240,000

                  Third year                         $360,000

                  Fourth year                        $600,000

          Fifth year and thereafter       $600,000 or more at the discretion
                                              of the Board of Directors

The contract also provides for performance bonus compensation in the form of cash and stock to be based on very specific performance criteria contained in the contract. At the execution of this agreement, the CFO received 90,909 shares of unregistered common stock (see note 5). This contract can be terminated at the discretion of the Board of Directors if it is considered in the best interest of the Company to do so. If the contract is terminated by the Company, a severance payment equal to one and a half times the then current annual salary is provided for in the contract.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplated the ability of the Company to operate as a going concern. The Company has been in the development stage since its inception on June 17, 2003. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements and the success of future operations. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern, particularly with the commencement of the sawmill operations on September 7, 2004.


NOTE 7 - SUBSEQUENT EVENTS

Holders of $ 454,000 of the convertible notes payable (Note 3) have exercised their conversion rights and on April 8, 2005 have received newly issued restricted shares of the Company's common stock. Holders of the remaining $20,000 of the convertible notes payable have entered into agreements to extend the due dates of the notes for an additional six-month period and will come due in October 2005.


On April 28, 2005, American Pallet Leasing, Inc. (the "Company"), entered into a Private Equity Credit Agreement with Brittany Capital Management Limited ("Brittany"). Pursuant to the Private Equity Credit Agreement, the Company may, at its discretion, periodically sell to Brittany shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Private Equity Credit Agreement, Brittany will pay the Company 93% of the three lowest closing bid prices during the valuation period of the Company's common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 10 trading days immediately following the notice date. Brittany's obligation to purchase shares of the Company's common stock under the Private Equity Credit Agreement is subject to certain conditions, including the Company's obtaining an effective registration statement for shares of common stock sold under the Private Equity Credit Agreement and, among other things, is limited to purchases that will not result in Brittany's owning more than 4.99% of the Company's outstanding common stock.


Brittany also entered into a note whereby Brittany loaned the Company $250,000. The note carries a rate of interest of 8% per annum, is secured by the pledge of 600,000 shares of our common stock owned by our president and CEO, and is due on September 27, 2005. The terms of the Private Equity Credit Agreement also prevent us from entering into a similar financing arrangement with any third-party for the term of the Private Equity Credit Agreement, which is three years. We are also obliged to sell to Brittany at least $1 million of our common stock under the Private Equity Credit Agreement. The note is convertible at maturity at the holder's option for all or a portion of the principal amount of the note plus accrued interest into shares of Common Stock at a conversion price for each share of Common Stock equal to the Current Market Price multiplied by eighty percent (85%). "Current Market Price" means the average of the three (3) lowest closing bid prices for the Common Stock as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market, for the ten (10) trading days ending on the trading day immediately before the relevant conversion date. In addition, the Company granted Brittany a warrant to acquire 115,385 shares of Common Stock. On July 19, 2005, we entered into an agreement with Brittany whereby Brittany agreed to allow us to register only the shares under the Equity Agreement on the condition that we repay all principal and interest owing under the Note on the Maturity Date.

                          AMERICAN PALLET LEASING, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                     From Inception through August 31, 2004

                                TABLE OF CONTENTS


                                                                            PAGE

Independent Auditors' Report                                                   3

Balance Sheets                                                                 5

Statements of Loss                                                             6

Statements of Stockholders' Equity                                             7

Statements of Cash Flows                                                       8

Notes to Financial Statements                                                  9

[LOGO]                 LANGLEY, WILLIAMS & COMPANY, L.L.C.

                          CERTIFIED PUBLIC ACCOUNTANTS
                              205 W. COLLEGE STREET
                       LAKE CHARLES, LOUISIANA 70605-1625
                                 (337) 477-2827
                                1(800) 713-8432
                                FAX (337) 478-8418


LESTER LANGLEY. JR.                                 MEMBERS OF -
DANNY L. WILLIAMS
MICHAEL F. CALLOURA                            AMERICAN INSTITUTE OF
PHILLIP D. ABSHIRE, JR.                     CERTIFIED PUBLIC ACCOUNTANTS
DAPHNE B. CLARK
J. AARON COOPER                                 SOCIETY OF LOUISIANA
                                            CERTIFIED PUBLIC ACCOUNTANTS

                                                 TEXAS STATE BOARD
                                               OF PUBLIC ACCOUNTANCY

                                                   PUBLIC COMPANY
                                             ACCOUNTING OVERSIGHT BOARD

                                                 CENTER FOR PUBLIC
                                                COMPANY AUDIT FIRMS


                         INDEPENDENT AUDITORS' RIEPORT

The Board of Directors
American Pallet Leasing, Inc.
(A Development Stage Company)
Cedar Rapides, Iowa

We have audited the accompanying balance sheets of American Pallet Leasing, Inc. (A Development Stage Company), as of August 31, 2004 and June 30, 2004 and the related statements of loss, stockholders' equity and cash flows for the two months ended August 31, 2004 and from the date of inception (June 17, 2003) through June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company shutdown its sawmill operations. Management's plans regarding those matters also are described in Note 9. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Because of the significance of the uncertainty described in the preceding paragraph, we are unable to express, and we do not express, an opinion on the financial statements referred to in the first paragraph.


/s/

Lake Charles, Louisiana

September 27, 2004
(Except for Note 9, as to which the date is July 15, 2005)

                         AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                      As of

                   ASSETS                      August 31, 2004    June 30, 2004
                                               ---------------    -------------
Current Assets:
    Cash and cash equivalents                  $      994,593     $     25,304

Property, Plant & Equipment                         3,311,048            9,256

Deferred Tax Assets                                   345,493          225,733

Other Assets                                               --          102,250
                                               --------------     ------------

   Total Assets                                $    4,651,134     $    362,543
                                               ==============     ============

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Notes payable                              $    3,171,750     $    395,500
    Accounts payable and accrued liabilities           13,066            5,231
                                               --------------     ------------

                                                    3,184,816          400,731


Stockholders' Equity:
    Common stock; $.001 par value;
      24,000,000 authorized;
      22,126,700 and 21,411,000
      issued and outstanding,
      respectively                                     22,127           21,411

    Additional paid-in capital                      2,117,123          378,589

    Accumulated deficit during the
        development stage                            (672,932)        (438,188)
                                               --------------     ------------
    Total Stockholders' Equity                      1,466,318          (38,188)
                                               --------------     ------------
Total Liabilities and
    Stockholders' Equity                       $    4,651,134     $    362,543
                                               ==============     ============


The accompanying notes are an integral part of these financial statements.

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                               Statements of Loss

                            For the Periods Indicated

                                            Cumulative        Interim Period       From Inception
                                              During           July 1, 2004        (June 17, 2003)
                                            Development          Through              Through
                                               Stage          August 31, 2004       June 30, 2004
                                           ------------       --------------       --------------
GENERAL & ADMINISTRATIVE EXPENSES:
    Consultants                            $    597,321       $     261,850        $      335,471
    Organizational costs                        190,383              65,316               125,066
    Office expenses                              50,172              21,420                28,752
                                           ------------       --------------       --------------
                                                837,876             348,586               489,290

OTHER INCOME (EXPENSES):
    Interest income                                 398                 398                    --
    Interest expense                            (60,947)             (6,316)              (54,631)
    Loss on abandonment of investment
      deposit                                  (120,000)                 --              (120,000)
                                           ------------       --------------       --------------
                                               (180,549)             (5,918)             (174,631)
                                           ------------       --------------       --------------

Loss before income tax benefit               (1,018,425)           (354,504)             (663,921)

    Income tax benefit                          345,493             119,760               225,733
                                           ------------       --------------       --------------

NET LOSS                                   $   (672,932)      $    (234,744)       $     (438,188)
                                           ============       =============        ==============

BASIC LOSS PER COMMON SHARE:
    Weighted average number of shares                            21,768,850            19,280,545

    Net loss per share                                        $     (0.0108)       $      (0.0227)

FULLY DILUTIVE LOSS PER COMMON SHARE:
    Weighted average number of shares                            22,242,850            19,347,978

    Net loss per share                                        $    (0.0106)        $      (0.0226)



The accompanying notes are an integral part of these financial statements.

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       Statements of Stockholders' Equity

                           For the Periods Indicated

                                                                                                  Deficit
                                                $.001 Par Value                                 Accumulated
                                                 Common Stock      Common        Additional     During the
                                                    Number          Stock         Paid-In       Development
                                                   of Shares      Par Value       Capital          Stage          Total
                                                ---------------   ---------      ----------    ------------    -----------
Sale of stock                                     21,292,200       $ 21,292     $   319,308      $             $   340,600

Stock issued for consulting services
  ($0.50 per share)                                   20,000             20           9,980                         10,000

Stock issued for notes payable
  ($0.50 per share)                                   98,800             99          49,301                         49,400

Net loss for the period from June 17, 2003
  through June 20, 2004                                                                            (438,188)      (438,188)
                                                 -----------       --------     -----------      ----------    -----------

BALANCE, JUNE 30, 2004                            21,411,000       $ 21,411     $   378,589      $ (438,188)   $   (38,188)

  Sale of stock                                      657,000            657       1,591,843                      1,592,500

  Stock issued for consulting services
    ($2.50 per share)                                 58,700             59         146,691                        146,750

  Net loss for the period from June 1, 2004
    through August 31, 2004                                                                        (234,744)      (234,744)
                                                 -----------       --------     -----------      ----------    -----------

BALANCE, AUGUST 31, 2004                          22,126,700       $ 22,127     $ 2,117,123      $ (672,932)   $ 1,466,318
                                                 ===========       ========     ===========      ==========    ===========



The accompanying notes are an integral part of these financial statements.

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             Statements of Cash Flows

                            For the Periods Indicated

                                                         Cumulative    Interim Period    From Inception
                                                           During        July 1, 2004    (June 17, 2003)
                                                         Development      Through           Through
                                                            Stage      August 31, 2004    June 30, 2004
                                                        ------------   ---------------   ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                            $  (672,932)      $  (234,744)      $(438,188)
    Adjustments to reconcile net loss to cash used
        in operations:
        Deferred tax benefit                               (345,493)         (119,760)       (225,733)
        Depreciation                                          1,512               419           1,093
        Loss on abandonment of investment
          deposit                                           120,000                --         120,000
        Expenses incurred in exchange for stock             206,150           146,750          59,400
        Increase in accrued liabilities                      13,066             7,834           5,232
                                                        -----------       -----------       ---------

    NET CASH USED IN OPERATING ACTIVITIES                  (677,698)         (199,501)       (478,196)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payment of deposit on investment acquisitions          (172,250)               --        (172,250)
    Purchase of sawmill assets                             (550,000)         (500,000)        (50,000)
    Purchase of equipment and vehicles                      (12,560)           (2,210)        (10,350)
                                                        -----------       -----------       ---------

    NET CASH USED IN INVESTING ACTIVITIES                  (734,810)         (502,210)       (232,600)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from notes payable                             474,000            78,500         395,500
    Proceeds from sale of common stock                    1,933,100         1,592,500         340,600
                                                        -----------       -----------       ---------

    NET CASH PROVIDED BY FINANCING ACTIVITIES             2,407,100         1,671,000         736,100

NET INCREASE (DECREASE) IN CASH                             994,593           969,289          25,304

Beginning Balance in Cash                                        --            25,304              --
                                                        -----------       -----------       ---------

                                                        $   994,593       $   994,593       $  25,304
                                                        ===========       ===========       =========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
    Noncash transactions:
        Portion of sawmill asset purchase financed
          by seller                                     $ 2,697,750       $ 2,697,750       $      --

        Issuance of stock for services                  $   156,750       $   146,750       $  10,000

        Issuance of stock for debt                      $    49,500       $        --       $  49,400



The accompanying notes are an integral part of these financial statements.

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

American Pallet Leasing, Inc., an Iowa corporation ("APL") has been in the development stage since its inception on June 17, 2003. It is a vertically integrated manufacturer and logistical supplier of pallets. APL is engaged in acquisition roll-ups of strategically located wood pallet manufacturers and saw (lumber) mills. APL's goal is to create a "Closed Loop Distribution System" by transforming the $1.6 billion per year pallet business from a commodity industry into a logistics management enterprise that will supply and manage the pallet requirements of manufacturers and distributors.

CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of receivables and demand deposits. Demand deposits sometimes exceed the amount of insurance provided by the Federal Deposit Insurance Corporation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents represent cash on hand and in banks.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method for financial reporting purposes over the estimated useful lives of the assets. Useful lives generally range from five to thirty years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the assets.

Repairs and maintenance costs are expensed, while additions and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts and any gains or losses are reflected in earnings.

When long-lived asset impairment indicators are present, the Company evaluates impairment of long-lived assets by projecting undiscounted cash flows of the related assets over the remaining estimated useful lives of such assets. If undiscounted cash flow projections are insufficient to recover the carrying value of the long-lived assets under review, impairment is recorded, if any, for the amount by which the carrying value of such assets exceeds their fair values.

                                                                     (Continued)

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUATION)

INCOME TAXES

Deferred income taxes recorded using the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established against deferred tax assets based upon whether or not the Company believes such assets are more likely than not to be recovered.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," which is effective at the beginning of the first interim period beginning after June 15, 2003. However, certain aspects of SFAS 150 have been deferred. SFAS No. 150 establishes standards for the Company's classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The Company will continue to review SFAS No. 150; however, it does not expect SFAS 150 to have a material impact on our financial position, results of operations, or cash flows.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME (LOSS) PER SHARE

The per share computations are based on the weighted average shares outstanding for each period reported for both the basic and fully dilutive loss per share.

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 2 - PROPERTY, PLANT & EQUIPMENT

The following is a summary of property, plant and equipment at cost, less accumulated depreciation:


                                                      08/31/2004     06/30/2004
                                                      ----------     ----------

Sawmill assets:
         Land                                         $  272,166     $       --
         Buildings                                       661,940             --
         Machinery & equipment                         2,365,894             --
                                                      ----------     ----------
                  Net sawmill assets                   3,300,000             --

Corporate office assets:
         Office furniture & equipment                 $    2,210     $       --
         Vehicles                                         10,350         10,350
                                                      ----------     ----------
                                                          12,560         10,350
         Less: Accumulated depreciation                   (1,512)        (1,094)
                                                      ----------     ----------
                Net corporate office assets               11,048          9,256
                                                      ----------     ----------

                                                      $3,311,048     $    9,256
                                                      ==========     ==========


The sawmill assets were purchased on August 13, 2004 and were placed in service by the Company on September 7, 2004. Consequently, no depreciation expense was recorded for the interim period ended August 31, 2004. These assets remain encumbered by the previous owner's lender for an outstanding loan balance in the amount of $1,500,531 as of August 31, 2004. A portion of the purchase note payment will be made directly to the previous owners' lender in exchange for a release of all liens or encumbrances on the sawmill assets.

NOTE 3 - NOTES PAYABLE

CONVERTIBLE NOTES PAYABLE

At various dates from April 16, 2004 through June 21, 2004 various individuals have loaned the Company funds at 8.0% rate of interest and newly issued shares of common stock. The lender, at his sole discretion, has the option to convert the note at its due date into newly issued restricted common shares of the Company.

                                                                     (Continued)

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 3 - NOTES PAYABLE (CONTINUATION)


CONVERTIBLE NOTES PAYABLE                                             Conversion
                                 Principal           Shares           Shares to
                                  Amount             Issued           Be issued
                                 ---------           ------           ----------
 Due 10/01/2004                  $ 65,000            13,000             65,000
 Due 10/16/2004                    20,000             4,000             20,000
 Due 10/20/2004                    25,000            10,000             25,000
 Due 10/28/2004                   180,000            36,000            l80,000
 Due 11/20/2004                    25,000             5,000             25,000
 Due 11/28/2004                    55,000            11,000             55,000
 Due 12/05/2004                    35,000             7,000             35,000
 Due 12/21/2004                    69,000            12,800             69,000
                                 --------            ------            -------

 Conversion notes                $474,000            98,800            474,000
                                 ========            ======
Note payable as described below                                      2,697,750
                                                                    ----------
                      Total Notes Payable                           $3,171,750
                                                                    ==========

NOTE PAYABLE

On August 13, 2004, APL acquired its initial operating entity by purchasing the assets of G&G/Cherokee Wood, Inc., a sawmill located in Blacksburg, South Carolina. The terms of the acquisition included a cash payment of $550,000 and an unsecured promissory note in the original amount of $2,750,000, for a total purchase price of $3,300,000. However, as described in Note 8, the assets of the sawmill are encumbered. This note is payable in five monthly installments of $30,000 and the remaining balance due on February 23,2005.

NOTE 4 - INCOME TAXES

Income tax benefit consists of the following:

                                            07/01/2004-              06/17/2003-
                                            08/31/2004               06/30/2004
                                            ----------               ----------
Deferred - federal                          $  119,760               $  225,733
                                            ==========               ==========

The effective tax rate on income before income taxes differed from the U.S. federal statutory rate due to minor permanent tax differences.

The component of deferred tax assets is the result of organizational costs that are capitalized and amortized over 60 months for tax purposes, but are expensed when incurred for book purposes.

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 5 - COMMON STOCK

Shares of common stock issued for other than cash have been assigned amounts equivalent to the fair value of the services or assets received, or the fair value of the stock issued at the time of the exchange.

NOTE 6- SUBSEQUENT EVENTS

On September 22, 2004, APL completed the initial closing of a reverse acquisition of Literary Playpen, Inc., a Delaware corporation ("LYPP"), which is a publicly traded company. LYPP acquired all of the outstanding common shares of APL in exchange for a controlling interest in LYPP by the shareholders of APL. LYPP issued a total of 5,758,091 shares of its common stock in exchange for all of APL's common shares, or approximately one (1) common share of LYPP for every
2.2 shares of APL.

On  September  21,  2004,  APL  executed an  investment  banking  and  corporate financial advisory agreement with COPS Worldwide, Inc., which is on a non-exclusive basis to provide certain financial advisory services, including COPS' introduction of APL to NASD member broker-dealers and institutional investors. In connection with these services APL paid COPS $21,300 at execution of the contract and owes another $21,300 within 45 days. Additionally, COPS will receive a finders' fee in the amount of five percent (5%) of any money raised from or through parties introduced by COPS. Finally COPS shall receive two percent (2%) of the Company's common shares issued and outstanding as of Sepember 22, 2004 or 224,723 common shares upon the successful completion of the Company's private placement of cash equity (or convertible subordinated debt) amounting to a minimum of $3,000,000 from investors introduced to APL by COPS.

NOTE 7 - RELATED PARTY TRANSACTIONS

As more fully described above in Note 6, APL completed the initial closing of a reverse acquisition of LYPP. Prior to the initial closing, Tim Bumgarner, Chairman of the Board and Chief Executive Officer of APL, purchased 4,299,500 outstanding restricted common shares of LYPP held by certain affiliates of LYPP, including LYPP's officers, directors and 10% shareholders. At the same time, Mr. Bumgarner cancelled 9,458,900 of his common shares of APL, so that after giving effect to the reorganization Mr. Bumgarner's percentage interest in LYPP held by APL shareholders is the same as his percentage interest in APL prior to the reorganization.

                                                                     (Continued)

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 7 - RELATED PARTY TRANSACTIONS (CONTINUATION)

During the periods ended August 31, 2004 and June 30, 2004, Tim Bumgarner, an officer, director and majority stockholder of the Company, was paid consulting fees in the amounts of $9,500 and $73,141, respectively.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

As described in Note 2, the assets of the sawmill remain encumbered by the previous owner's lender. A portion of the $2,750,000 payment described in Note 3 will be made directly to the previous owners' lender in exchange for a release of all liens or encumbrances on the sawmill assets.

On September 22, 2004 the Company executed an employment contract with the Chief Financial Officer (CFO). The contract includes a five-year employment term with compensation as follows:

                First year                    $150,000
                Second year                   $240,000
                Third year                    $360,000
                Fourth year                   $600,000
                Fifth year and thereafter     $600,000 or more at the discretion
                                              of the Board of Directors


The contract also provides for performance bonus compensation in the form of cash and stock to be based on very specific perfomance criteria contained in the contract. At the execution of this agreement, the CFO received 90,909 shares of unregistered common stock. Additionally, this contract can be terminated at the discretion of the Board of Directors if it is considered in the best interest of the Company to do so. If the contract is terminated by the Company, a severance payment equal to one and a half times the last annual payments made to CFO is provided for in the contract.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplated the ability of the Company to operate as a going concern. The Company has been in the development stage since its inception on June 17, 2003. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements and the success of future operations. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern, particularly with the commencement of the sawmill operations on September 7, 2004.

                          AMERICAN PALLET LEASING, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 9 - SUBSEQUENT EVENTS (DATED JULY 15, 2005)

As stated in Note 8, the accompanying financial statements had been prepared in conformity with generally accepted accounting principles, which contemplated the ability of the Company to operate as a going concern. At the original issue dated management believed that the actions taken to revise the Company's operating and financial requirements provided the opportunity for the Company to continue as a going concern, particularly with the commencement of the sawmill operations on September 7, 2004. On June 9, 2005, the Company reported a temporary shutdown of its sawmill operations in order to conserve cash, convert production from pine to hardwood, and continue negotiating with institutional investors for a larger fund of financing. Management had arranged for approximately $100,000 in operating capital in order to resume operations within two weeks. As of July 15, 2005, the sawmill remained shutdown.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements and the success of its future operations.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.


   SEC registration fee                            $   442.96
   Legal fees and expenses                             30,000
   Accountants' fees and expenses                       1,530
   Printing expenses                                    8,000
                                                   ----------
   Total                                           $39,972.96
                                                   ----------


All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted. All of the investors issued shares were accredited investors.

At various dates from April 16, 2004 through June 21, 2004 the Hoper family Trust, Joann Mathiessen and Timothy Bumgarner, our President and Chief Executive Officer, have loaned us funds at an 8.0% rate of interest and newly issued shares of common stock. Each lender, at its sole discretion, has the option to convert its note at its due date into newly issued restricted common shares of the Company. The due dates of the notes were extended.


                                                                    Conversion
                                   Principal         Shares          Shares to
Original Due date                   Amount           Issued          be Issued
                                   --------         --------        ----------
   Due 10/01/2004                  $ 65,000            5,909           29,545
   Due 10/16/2004                    20,000           20,000            9,091
   Due 10/20/2004                    25,000            4,545           11,364
   Due 10/28/2004                   180,000           16,364           81,818
   Due 11/20/2004                    25,000            2,273           11,364
   Due 11/28/2004                    55,000            5,000           25,000
   Due 12/05/2004                    35,000            3,182           15,909
   Due 12/21/2004                    69,000            5,818           31,364
                                   --------         --------         --------
                                   $474,000           44,909          215,455
                                   ========         ========         ========


Holders of $454,000 of the convertible notes payable have exercised their conversion rights and on April 8, 2005 have received newly issued restricted shares of the Company's common stock. Holders of the remaining $20,000 of the convertible notes payable have entered into agreements to extend the due dates of the notes for an additional six-month period and will come due in October 2005.


On August 13, 2004, the Company acquired its initial operating entity by purchasing the assets of G&G/Cherokee Wood, Inc., a sawmill located in Blacksburg, South Carolina. The terms of the acquisition included a cash payment of $550,000 and an unsecured promissory note in the original amount of $2,750,000, for a total purchase price of $3,300,000. This note is payable in five monthly installments of $30,000 and the remaining balance was originally due on February 23, 2005, but has been extended in order to provide the Company more time to secure adequate financing (see note 6). However, as described in
Note 6, the assets of the sawmill are encumbered. The Company has made payments of $ 380,000 in cash and lumber to the seller; additionally, the seller has agreed to reduce the purchase price by a portion of the extraordinary repairs that the Company has incurred on the sawmill. The Company is finalizing refinancing of the sawmill facility. On June 9, 2005, the Company reported the temporary shutdown of its sawmill, which has not resumed operation as of the date of the filing of this registration statement.


On September 22, 2004, the Company entered into an employment agreement with its chief financial officer (see note 6) and a consulting agreement with an information technology consultant. Under the terms of the agreements, the Company issued 193,182 unregistered shares of Company's common stock. The shares were valued at $40,568 based on estimated fair market value of the Company's common stock at the time of grant. The value of the shares was recorded as compensation expense.


In April, 2005, we also entered into a Securities Purchase Agreement ("Purchase Agreement") with Brittany whereby Brittany purchased an eight percent (8%) convertible promissory note in the principal face amount of $250,000 (the "Note"). The Note is secured by the pledge of 600,000 shares of our common stock owned by our President and CEO, and is due on September 27, 2005. The note is convertible at maturity at the holder's option for all or a portion of the principal amount of the note plus accrued interest into shares of common stock at a conversion price for each share of common stock equal to the Current Market Price multiplied by eighty five percent (85%). "Current Market Price" means the average of the three (3) lowest closing bid prices for the Common Stock as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market, for the ten (10) trading days ending on the trading day immediately before the relevant conversion date. In addition, the Company granted Brittany a warrant to acquire 115,385 shares of Common Stock at an exercise price of $0.65 per share.



Also, in April, 2005, we entered into a Private Equity Credit Agreement ("Credit Agreement") with Brittany Capital Management Limited. Pursuant to the Credit Agreement, we may, at our discretion, periodically sell to Brittany shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Credit Agreement, Brittany will pay us 93 % of the three lowest closing bid prices during the valuation period of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 trading days immediately following the notice date. Brittany's obligation to purchase shares of our common stock under the Credit Agreement is subject to certain conditions, including the Company's obtaining an effective registration statement for shares of common stock sold under the Credit Agreement and, among other things, is limited to purchases that will not result in Brittany's owning more than 4.99% of our outstanding common stock. The terms of the Credit Agreement also prevent us from entering into a similar financing arrangement with any third-party for the term of the Credit Agreement, which is three years. We are also obliged to sell to Brittany at least $1.0 million of our common stock under the Credit Agreement. In connection with the Credit Agreement, we have entered into a Registration Rights Agreement with Brittany whereby we have agreed to register an amount of our common stock on behalf of Brittany equal to no less than 300% of the minimum commitment amount of $1.0 million ("Minimum Commitment Amount"). In the event that we fail to have a registration statement covering these securities declared effective within 250 days from the subscription date of April 27, 2005, we will be obligated to pay to Brittany a sum in immediately available funds equal to the product of the (i) Minimum Commitment Amount minus the amount invested by Brittany and (ii) the seven percent (7%) discount.



EXHIBIT INDEX


3.1      Certificate of Incorporation, as amended(2)

3.2      Bylaws(2)

5.1      Opinion of Gersten Savage LLP(1)

10.1 Employment Agreement entered into between the Company and Byron Hudson, dated September 22, 2004(*)

10.1(a) Amendment #1 to Employment Agreement between the Company and Byron Hudson, dated June 29, 2005(1)

10.2 Securities Purchase Agreement by and between the Company and Brittany Capital Management limited, dated April 27, 2005(4)

10.3 Secured Convertible Promissory Note issued by the Company to Brittany Capital Management Limited, dated April 27, 2005(4)

10.4 Common Stock Purchase Warrant issued by the Company to Brittany Capital Management Limited, dated April 27, 2005(4)

10.5 Registration Rights Agreement, between the Company and Brittany Capital Management Limited dated April 27, 2005(4)

10.6 Stock Pledge Agreement, between Timothy Bumgarner and Brittany Capital Management Limited, dated April 27, 2005(4)

10.7 Limited Recourse Guaranty between Timothy Bumgarner and Brittany Capital Management Limited dated April 27, 2005(4)

10.8 Lease between the Company and BAB Associates dated September 22, 2004 for the Cedar Rapids, Iowa property(6)

10.9     2005 Stock Option Plan(*)

10.10 Securities Purchase Agreement and Plan of Reorganization by and among Literary Playpen, Inc. and American Pallet Leasing, Inc., dated September 22, 2004(3)

10.11 Private Equity Credit Agreement by and between the Company and Brittany Capital Management Ltd., dated April 27, 2005(1)

10.12 Registration Rights Agreement between the Company and Brittany Capital Management Ltd., dated April 27, 2005(4)

10.13 Letter Agreement between the Company and Brittany Capital Management Ltd., dated July 20, 2005(5)

10.14 Preliminary Industrial New Jobs Training Agreement between the Company and Northwest Iowa Community College, dated July 18, 2005(1)

10.15 Agreement between the Company and the City of Rock Valley, dated April 2, 2004(1)

10.16 Investment Banking and Corporate Financial Advisory Agreement between the Company and COPS Worldwide, Inc., dated September 21, 2004(1)

10.17 Consulting Agreement between the Company and L. Kerry McAbee, dated September 15, 2004(1)

10.18    Letter from US Consults to Company, dated March 3, 2004(1)

10.19    Letter from the City of Rock Valley to the Company, dated
         April 2, 2004(1)

14.      Code of Ethics(*)


21.      List of subsidiaries(*)

23.1     Consent of Langley, Williams & Company, LLC(1)


23.2     Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto)(1)


         All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

         (b)      Financial Statement Schedules

         All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

-----------------------
         (*) Previously filed.

         (1) Filed herewith.


         (2) Incorporated by reference to Form 10SB12G filed on February 12, 2000.

         (3) Incorporated by reference to Current Report on Form 8-K filed on September 29, 2004.

         (4) Incorporated by reference to Current Report on Form 8-K filed on May 10, 2005.

         (5) Incorporated by reference to Current Report on Form 8-K/A filed on July 20, 2005.

         (6) To be filed by amendment.

Item 28.    UNDERTAKINGS.

            (a)   The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the fixed price at which the shares are to be sold may be reflected in the form of prospectus filed with the Commission pursuant to RULE 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) Include any material or changed information the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                  (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (c) The undersigned small business issuer hereby undertakes that it will:

                  (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                  (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it meets all the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cedar Rapids, on August 5, 2005.


                                        AMERICAN PALLET LEASING, INC.


                                        By:

                                        /s/ Timothy Bumgarner
                                        --------------------
                                        TIMOTHY BUMGARNER
                                        PRESIDENT, CHIEF EXECUTIVE OFFICER
                                        AND DIRECTOR


      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.


              NAME                         TITLE                        DATE
              ----                         -----                        ----
By:   \s\ Tim Bumgarner     President, Chief Executive Officer    August 5, 2005
      -----------------     and Director
      Tim Bumgarner

By:   \s\ Byron Hudson      Chief Financial Officer               August 5, 2005
      ----------------
      Byron Hudson

By:   \s\ James Crigler     Director                              August 5, 2005
      -----------------
      James Crigler

By:   \s\ Robert Vinson     Director                              August 5, 2005
      -----------------
      Robert Vinson